                                                                    EXHIBIT 10.1



                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT


                                  By and Among


                           FWA DRILLING COMPANY, INC.
                    INTERNATIONAL PETROLEUM SERVICE COMPANY
                             TRIAD DRILLING COMPANY
                         UNIVERSAL WELL SERVICES, INC.
                               USC, INCORPORATED
                                UTI ENERGY CORP.
                                  UTICO, INC.
                             PANTHER DRILLING, INC.
                           J.S.M. & ASSOCIATES, INC.
                           PETERSON DRILLING COMPANY

                                      and

                               MELLON BANK, N.A.



                  ___________________________________________

                              Dated June 19, 1998
                  ___________________________________________

                               TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
BACKGROUND   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.       General Acknowledgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

         1.1     Confirmation of Background  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Validity of Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     No Challenge to Enforcement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     No Novation or Satisfaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5     Consistency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

2.       The  Line; Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

         2.1     Line of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Method of Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3     Savings Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.4     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.5     Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.6     Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.       Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

         3.1     Interest on the Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2     Default Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.3     Post Judgment Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.4     Calculation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         3.5     Limitation of Interest to Maximum Lawful Rate . . . . . . . . . . . . . . . . . . . . 7

4.       Payments And Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

         4.1     Interest Payments on the Line   . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.2     Principal Payments on the Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.3     Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.4     Letter of Credit Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.5     Line Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.6     Unused Line Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.7     Late Charge . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.8     Termination of Line . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.9     Prepayment of the Line  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

         4.10    Payment Method  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.11    Application of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.12    Loan Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.13    Indemnity; Loss of Margin . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

5.       Security  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

         5.1     Personal Property   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.2     Surety  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.3     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.4     Release of Certain Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.5     Collection of Receivables; Proceeds of Collateral . . . . . . . . . . . . . . . . .  13

6.       Representations And Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         6.1     Valid Organization, Good Standing and Qualification . . . . . . . . . . . . . . . .  14
         6.2     Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.3     Ownership Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.4     Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.5     Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.6     No Material Adverse Change in Financial Condition . . . . . . . . . . . . . . . . .  14
         6.7     Pending Litigation or Proceedings . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.8     Due Authorization; No Legal Restrictions  . . . . . . . . . . . . . . . . . . . . .  15
         6.9     Enforceability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.10    No Default Under Other Obligations, Orders or
                 Governmental Regulations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.11    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.12    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.13    Title to Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.14    Addresses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.15    Current Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.16    Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.17    Leases and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.18    Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.19    Business Interruptions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.20    Interrelatedness of Obligors  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         6.21    Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . . . . . .  17
         6.22    Solvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         6.23    Subordinated Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

7.       General Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         7.1     Payment of Principal, Interest and Other Amounts Due  . . . . . . . . . . . . . . .  18

         7.2     Limitation on Sale and Leaseback . . . . . . . . . . . . . . . . . . . . . . . . .   18
         7.3     Limitation on Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         7.4     Investments and Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         7.5     Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         7.6     Disposition of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         7.7     Merger; Consolidation; Business Acquisitions; Subsidiaries . . . . . . . . . . . .   23
         7.8     Taxes; Claims for Labor and Materials  . . . . . . . . . . . . . . . . . . . . . .   24
         7.9     Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         7.10    Existence; Approvals; Qualification; Business Operations;
                 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         7.11    Maintenance of Properties; Intellectual Property . . . . . . . . . . . . . . . . .   27
         7.12    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
         7.13    Inspections; Examinations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         7.14    Default Under Other Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . .   29
         7.15    Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         7.16    Bank of Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         7.17    Maintenance of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         7.18    Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.19    Transactions with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.20    Restriction on Stock Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         7.21    Name or Address Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         7.22    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         7.23    Additional Documents and Future Actions  . . . . . . . . . . . . . . . . . . . . .   31
         7.24    Material Adverse Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         7.25    Restrictions on Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . .   32
         7.26    Subordinated Term Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         7.27    Acquisition Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

8.       Financial Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

         8.1     Total Funded Debt to EBITDA Ratio  . . . . . . . . . . . . . . . . . . . . . . . .   33
         8.2     Modified Quick Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         8.3     Interest Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         8.4     Consolidated Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . .   33
         8.5     Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         8.6     Changes to Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . .   34

9.       Accounting Records, Reports and Financial Statements . . . . . . . . . . . . . . . . . . .   34

         9.1     Annual Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         9.2     Quarterly Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         9.3     Accounts Receivable Statements . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         9.4     Audit Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

         9.5     SEC and Other Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         9.6     Requested Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         9.7     Compliance Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         9.8     Accountant's Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         9.9     Projections and Cash Flow  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

10.      Environmental Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . .   36

         10.1    Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         10.2    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         10.3    Covenant Regarding Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . .   37
         10.4    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         10.5    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         10.6    Testing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
         10.7    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39
         10.8    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

11.      Conditions of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

         11.1    Loan Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.2    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.3    No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.4    Proceedings and Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.5    Delivery of Other Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         11.6    Non-Waiver of Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

12.      Certain Conditions to Subsequent Advances  . . . . . . . . . . . . . . . . . . . . . . . .   41

         12.1    Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         12.2    No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         12.3    Other Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

13.      Default and Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

         13.1    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
         13.2    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
         13.3    Sale or Other Disposition of Collateral  . . . . . . . . . . . . . . . . . . . . .   45
         13.4    Actions with Respect to Accounts . . . . . . . . . . . . . . . . . . . . . . . . .   46
         13.5    Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
         13.6    Turnover of Property Held by Bank  . . . . . . . . . . . . . . . . . . . . . . . .   48
         13.7    Delay or Omission Not Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         13.8    Remedies Cumulative; Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .   48
         13.9    Certain Fees, Costs, Expense Expenditures and Indemnification  . . . . . . . . . .   48

         13.10   Time is of the Essence . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
         13.11   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49

14.      Communications and Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

15.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   50

16.      Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57

         16.1    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   57
         16.2    Forbearance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         16.3    Limitation on Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
         16.4    Subrogation; Subordination . . . . . . . . . . . . . . . . . . . . . . . . . . . .   58

17.      Submission to Jurisdiction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

18.      Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59

         18.1    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   59
         18.2    Use of Bank's Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.3    No Joint Venture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.4    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.5    No Assignment by Obligors  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.6    Assignment or Sale by Bank . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.7    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.8    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.9    No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .   60
         18.10   Modifications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.11   Holidays . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.12   Law Governing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.13   Integration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.14   Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.15   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.16   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.17   Joint and Several Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   61
         18.18   Waiver of Right to Trial by Jury . . . . . . . . . . . . . . . . . . . . . . . . .   61

                              AMENDED AND RESTATED
                          LOAN AND SECURITY AGREEMENT

           THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (the "AGREEMENT") is made effective as of June 19, 1998, by and among FWA DRILLING COMPANY, INC. ("FWA"), INTERNATIONAL PETROLEUM SERVICE COMPANY ("IPSCO"), TRIAD DRILLING COMPANY ("TRIAD"), UNIVERSAL WELL SERVICES, INC. ("UNIVERSAL"), USC, INCORPORATED ("USC"), UTI ENERGY CORP. ("UTI"), UTICO, INC. ("UTICO"), PANTHER DRILLING, INC., formerly known as VIERSEN & COCHRAN DRILLING COMPANY ("PANTHER"), J.S.M. & ASSOCIATES, INC. ("JSM"), PETERSON DRILLING COMPANY, ("PETERSON") and MELLON BANK, N.A. ("BANK"). FWA, IPSCO, Triad, Universal, USC, JSM, Peterson and Panther are hereinafter sometimes collectively referred to as the "BORROWERS" and individually as a "BORROWER". UTI and UTICO are hereinafter sometimes collectively referred to as the "GUARANTORS" and individually as a "GUARANTOR". The Borrowers and the Guarantors are hereinafter sometimes collectively referred to as the "OBLIGORS" and individually as an "OBLIGOR".

                                   BACKGROUND

     A. Pursuant to that certain Amended and Restated Loan and Security Agreement dated December 7, 1995, as subsequently amended (the "PRIOR LINE OF CREDIT LOAN AGREEMENT"), Obligors (other than JSM and Peterson) requested and Bank agreed, inter alia, to extend to the Borrowers (other than Panther, JSM and Peterson) a line of credit which has, prior to the effective date of this Agreement, been increased up to a maximum principal amount of Twelve Million Dollars ($12,000,000.00).

     B. Pursuant to those certain Surety Agreements dated December 7, 1995 (collectively, the "PRIOR SURETY AGREEMENTS"), Guarantors agreed to act as surety for and guarantee the obligations of the Borrowers (other than Panther, JSM and Peterson) under the Prior Line of Credit Loan Documents (as hereinafter defined). The Prior Line of Credit Loan Agreement, the Surety Agreements and all other documents executed in connection therewith may hereinafter be collectively referred to as the "PRIOR LINE OF CREDIT LOAN DOCUMENTS".

     C. Pursuant to that certain Loan and Security Agreement dated April 11, 1997 (the "TERM LOAN AGREEMENT"), Obligors requested and Bank agreed, inter alia, to extend to Obligors a term loan in the original principal amount of Twenty-Five Million Dollars ($25,000,000.00) (the "TERM LOAN"). The Term Loan Agreement and all other documents executed in connection therewith may hereinafter be collectively referred to as the "TERM LOAN DOCUMENTS". The Prior Line of Credit Loan Agreement and the Term Loan Agreement may hereinafter be collectively referred to as the "PRIOR LOAN AGREEMENTS". The Prior Line of Credit Loan Documents and the Term Loan Documents may hereinafter be collectively referred to as the "PRIOR LOAN DOCUMENTS". The Term Loan has been repaid in full.

     D. Obligors and Bank have agreed to amend and restate the Prior Line of Credit Loan Agreement (a) increasing the maximum principal amount to Thirty Million Dollars ($30,000,000.00), (b) adding Panther, JSM and Peterson as co-borrowers, (d) deleting Panther as a guarantor, (d) revising the financial covenants, and (e) making the additional changes set forth herein, all on the terms and conditions set forth herein.

     E. Capitalized terms not otherwise defined herein will have the meanings set forth therefor in SECTION 15 of this Agreement.

           NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit now or hereafter made to or for the benefit of Obligors by Bank, the parties hereto, intending to be legally bound hereby, agree that the Prior Line of Credit Loan Agreement is amended and restated to read in its entirety as follows:

           1.    GENERAL ACKNOWLEDGMENTS.

                 1.1 CONFIRMATION OF BACKGROUND. Obligors hereby ratify, confirm and acknowledge that the statements contained in the foregoing background are true and complete in all material respects.

                 1.2 VALIDITY OF LIENS. All liens and security interests granted to Bank in the Prior Line of Credit Loan Documents are hereby ratified, confirmed and continued, and shall secure all Bank Indebtedness and the performance by Obligors of their respective obligations hereunder. Subject to the release provisions set forth in SECTION 5.4 below, all UCC-1 Financing Statements previously executed by Obligors in favor of Bank shall continue to be in full force and effect and shall continue to operate to perfect the liens and security interests granted to Bank.

                 1.3 NO CHALLENGE TO ENFORCEMENT. Obligors acknowledge and agree that none of them has any defense, set-off, counterclaim or challenge against the payment of any sums owing under the Prior Line of Credit Loan Documents.

                 1.4 NO NOVATION OR SATISFACTION. Obligors acknowledge and agree that this Agreement constitutes the amendment and restatement of the Prior Line of Credit Loan Agreement. Except as expressly provided herein, neither this Agreement nor any other agreement entered into in connection herewith or pursuant to the terms hereof shall be deemed or construed to be a compromise, satisfaction, reinstatement, accord and satisfaction, novation or release of any of the Prior Line of Credit Loan Documents, or any rights or obligations thereunder, or a waiver by Bank of any of its rights under the Prior Line of Credit Loan Documents or at law or in equity.

                 1.5 CONSISTENCY. The terms of this Agreement and the terms set forth in the Prior Line of Credit Loan Documents and any other document executed in connection herewith shall be, as far as possible, complementary and read and interpreted so as to expand, rather than contract, all such terms and conditions; provided, however, in the event of any inconsistency between the terms and conditions set forth in this Agreement and the terms and conditions set forth in the Prior Line of Credit Loan Documents, this Agreement shall control. It is expressly agreed that all collateral securing the Bank Indebtedness is described in this Agreement and such descriptions supersede and prevail over any contrary descriptions in any of the Loan Documents (including the Prior Loan Documents).

           2.    THE  LINE; USE OF PROCEEDS.

                 2.1 LINE OF CREDIT. Bank will establish for Borrowers for and during the period from the date hereof and until June 30, 2000 (the "CONTRACT PERIOD"), subject to the terms and conditions hereof, a revolving line of credit (the "LINE") pursuant to which Bank will from time to time make loans and other extensions of credit to Borrowers and issue letters of credit in an aggregate amount not exceeding at any time Thirty Million Dollars ($30,000,000.00). Within the limitations in this Agreement, Borrowers may borrow, repay and reborrow under the Line. The Line shall be subject to all terms and conditions set forth in all of the Loan Documents which terms and conditions are incorporated herein. Borrowers' obligation to repay the loans and extensions of credit under the Line is evidenced by Borrowers' amended and restated promissory note (the "LINE NOTE") in the face amount of Thirty Million Dollars ($30,000,000.00), which shall be in form attached hereto as EXHIBIT "A". Each Borrower shall be jointly and severally liable for repayment of all advances and extensions of credit under the Line (including without limitation all letters of credit issued hereunder regardless of who is named as the account party) and all other obligations of each Borrower hereunder and under the Loan Documents.

                 2.2 METHOD OF ADVANCES. On any Business Day, any Borrower may request an advance under the Line by delivering to the Bank officer designated by Bank no later than 2:30 p.m. Philadelphia time on the Business Day such advance is requested to be funded, in accordance with such procedures as Bank may from time to time require. Subject to the terms and conditions of this Agreement, Bank may make the proceeds of an advance available to a Borrower by crediting such proceeds to such Borrower's deposit account with Bank. Such request may be by telephone, unless Bank has advised Borrowers that written requests are required. Bank may require prompt written confirmation of any telephone request and additional back-up documentation, from time to time. Each request for an advance under the Line shall be conclusively presumed to be made by a person authorized by Borrowers to do so.

                 2.3 SAVINGS CLAUSE. Anything contained in this Agreement or any other Loan Documents to the contrary notwithstanding, the obligations of each Borrower with respect to the repayment of the principal balance of the Line shall be limited to the greater of: (i) the aggregate amount of the outstanding advances under the Line made to or for the benefit of such Borrower plus the outstanding face amount of each letter of credit issued under the Line for the account of such Borrower, or (ii) a maximum aggregate amount equal to the largest amount that would not render such Borrower's obligations with respect thereto subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT TRANSFER LAWS"), if and to the extent such

Borrower (or trustee on its behalf) has properly invoked the protections of the Fraudulent Transfer Laws. In making such determination, all rights of subrogation and contribution of a Borrower with respect to such obligations shall be deemed to be an asset of such Borrower.

                 2.4 USE OF PROCEEDS. Borrowers agree that the proceeds of the Line may be used solely for working capital purposes and general corporate purposes, to finance Permitted Acquisitions and to repay the Subordinated Term Loan.

                 2.5 CLOSING. Closing hereunder will take place at a time and place mutually acceptable to Obligors and Bank effective on the date of this Agreement.

                 2.6 LETTERS OF CREDIT. Bank, at its sole discretion, may issue for the account of one or more of the Borrowers standby letters of credit in form and content satisfactory to Bank, at its sole discretion, with a term not to exceed the earlier to occur of: (a) twelve (12) months, or (b) the expiration of the Contract Period, unless fully secured by cash collateral as hereinafter provided. Notwithstanding the foregoing, (i) at no time shall the aggregate face amount of all outstanding letters of credit issued under the Line exceed the amount of Four Million Dollars ($4,000,000.00); and (ii) at no time shall the principal balance of the Line, plus the aggregate face amount of all outstanding letters of credit issued under the Line exceed Thirty Million Dollars ($30,000,000.00) Borrowers acknowledge and agree that letter of credit number S837746 in the face amount of Four Hundred Thousand Dollars ($400,000.00) dated December 20, 1994 and issued by Bank for the benefit of IPSCO and letter of credit number S858718 in the face of One Million Two Hundred Thousand Dollars ($1,200,000.00) dated June 1, 1998 and issued by Bank shall be deemed to be standby letters of credit issued under the Line.

           Borrowers will execute a letter of credit application and letter of credit agreement, and such other documents as may be required by Bank in connection with the issuance of letters of credit hereunder. The outstanding face amount of all letters of credit issued by Bank pursuant hereto will reduce each Borrower's ability to borrow under the Line as if such face amount were an advance under the Line. In the event that Bank pays any sums due pursuant to such letters of credit for any reason, such payment shall be deemed to be an advance under the Line repayable by Borrowers pursuant to the terms hereof.

           In the event that the Line is terminated for any reason, the Contract Period expires or demand is made thereunder, Borrowers will deposit with Bank an amount equal to the undrawn face amount of all letters of credit then outstanding which have been issued hereunder, plus all fees related thereto or to accrue thereunder. Such funds will be held by Bank as cash collateral to secure Borrowers' obligations hereunder.

           3.    INTEREST RATE.

                 3.1   INTEREST ON THE LINE.

                       (a) INTEREST OPTIONS. The principal balance of the Line will accrue interest at the Prime Rate in effect from time to time (such interest rate to change effective immediately upon any change in the Prime
Rate), provided, however, that, subject to the terms of this SECTION 3.1, by giving Notification, Borrowers may request to have one or more portions of the outstanding balance of the Line as hereinafter permitted, accrue interest instead at the LIBOR Based Rate as follows: (i) with respect to the principal amount of any advance under the Line, from the date of such advance until the end of the Rate Period specified in the Notification; and/or (ii) with respect to the principal amount of any portion of the Line outstanding and accruing interest at the LIBOR Based Rate at the time of the Notification related to such principal amount, from the expiration of the then current Rate Period related to such principal amount until the end of the Rate Period specified in the Notification; and/or (iii) with respect to all or any portion of the principal amount of the Line outstanding and accruing interest at the Prime Rate at the time of Notification, from the date set forth in the Notification until the end of the Rate Period specified in the Notification.

           Borrowers understand and agree: (A) that subject to the provisions of this Agreement, the Prime Rate and the LIBOR Based Rate may apply simultaneously to different parts of the outstanding principal of the Line, (B) that different LIBOR Based Rates may apply simultaneously to various portions of the outstanding principal of the Line for various Rate Periods, (C) that the LIBOR Based Rate applicable to any portion of outstanding principal of the Line may be different from the LIBOR Based Rate applicable to any other portion of outstanding principal, (D) that portions of the Line accruing interest at a LIBOR Based Rate must be in increments of Five Hundred Thousand Dollars ($500,000.00) each, and (E) that Bank shall have the right to terminate any Rate Period and the LIBOR Based Rate interest rate applicable thereto, prior to maturity of such Rate Period, if Bank determines in good faith (which determination shall be conclusive) that continuance of such interest rate has been made unlawful by any law, statute, rule or regulation, to which Bank may be subject, in which event the principal to which such terminated Rate Period relates thereafter shall earn interest at the Prime Rate. Any termination of a Rate Period by Bank pursuant to SUBSECTION E) above shall be without premium, penalty or charge to any of the Obligors.

           So long as (y) Borrowers comply with the conditions set forth herein and (z) no Event of Default has occurred, Bank shall approve Borrowers' request for a LIBOR Based Rate.

                       (b) PRIME RATE FALL BACK. After expiration of any Rate Period, any principal portion of the Line accruing interest at a LIBOR Based Rate corresponding to such Rate Period which has not been converted or renewed to a LIBOR Based Rate in accordance with SECTION 3.1 shall accrue interest automatically at the Prime Rate from the date of expiration of such Rate Period until paid in full or until conversion to a LIBOR Based Rate in accordance with SECTION 3.1. With respect to any principal amount (whether an advance of new funds or an already outstanding amount), if there is no conversion to or renewal of a LIBOR Based Rate, for any reason, such principal amount shall be deemed to accrue interest at the Prime Rate.

                       (c) INDEMNIFICATION. Obligors shall indemnify Bank against any loss or expense (including loss of margin) which Bank has sustained or incurred as a consequence of: (i) any payment of any principal amount accruing interest at the LIBOR Based Rate on a day other than the last day of the corresponding Rate Period (whether or not any such payment is made pursuant to acceleration upon or after an Event of Default, demand by Bank otherwise made under this Agreement, by reason of an application of proceeds incident to an insured loss or condemnation of property, or for any other reason, and whether or not any such payment is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); (ii) any attempt by any Borrower to revoke in whole or part any Notification given pursuant to this Agreement;
(iii) any attempt by any Borrower to convert or renew any principal amount accruing interest at the LIBOR Based Rate on a day other than the last day of the corresponding Rate Period (whether or not such conversion or renewal is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing or unless Bank shall have terminated the Rate Period pursuant to
SECTION 3.1(A)(E) above); (iv) any conversion of any amount earning interest at the LIBOR Based Rate on a day other than the last day of the corresponding Rate Period; or (v) any breach of or default by any Obligor.

                       (d) SPECIAL REDUCTIONS TO LIBOR BASED RATE. Borrowers may cause a reduction in the LIBOR Based Rate if Obligors' Total Funded Debt to EBITDA Ratio is reduced to a certain level. Obligors' Total Funded Debt to EBITDA Ratio will be tested as of the end of each fiscal quarter to determine if Borrowers are eligible for such rate reduction. In order to obtain such rate reduction (i) Obligors shall have submitted to Bank their quarterly financial statements for the applicable fiscal quarter or the annual audited year-end financial statements required under SECTIONS 9.1 AND 9.2, together with the applicable certifications required under SECTIONS 9.7 AND 9.8, and
(ii) no Event of Default or Default shall have occurred (unless waived by Bank or the applicable covenant is amended to cure such Event of Default or Default). The rate reduction shall become effective as of the beginning of each Rate Period which commences after the end of the fiscal quarter for which Obligors have complied with the applicable rate reduction test as shown by the financial statements and certifications described in SUBSECTION (I) above. In the event that Obligors subsequently fail to meet the required test for subsequent fiscal quarters, such reduction shall automatically be revoked until such test is subsequently again satisfied.

           The required ratio and rate reduction at any applicable date of determination are as follows: if Obligors' Total Funded Debt to EBITDA Ratio is less than 1.0 to 1.0, the LIBOR Based Rate shall be reduced by 25 basis points.

                 3.2 DEFAULT INTEREST. Interest will accrue on the outstanding principal amount of the Line following the occurrence of an Event of Default or expiration of the Contract Period at a rate per annum equal to the sum of two percent (2%) plus the Prime Rate (the "DEFAULT RATE").

                 3.3 POST JUDGMENT INTEREST. Any judgment obtained for sums due hereunder or under the Loan Documents will accrue interest at the highest applicable default rate set forth above until paid.

                 3.4 CALCULATION. Interest will be computed on the basis of a year of 365/366 days and paid for the actual number of days elapsed.

                 3.5 LIMITATION OF INTEREST TO MAXIMUM LAWFUL RATE. In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Obligors. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Bank may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Bank. Any such crediting or refunding will not cure or waive any default by Obligors. Obligors agree, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

           4.    PAYMENTS AND FEES.

                 4.1 INTEREST PAYMENTS ON THE LINE. Borrowers will pay interest on the principal balance of the Line monthly, on the first day of each calendar month commencing the first day of the first calendar month following the date hereof.

                 4.2 PRINCIPAL PAYMENTS ON THE LINE. Borrowers will pay the outstanding principal balance of the Line, together with any accrued and unpaid interest thereon, on the expiration of the Contract Period or, ON DEMAND after the occurrence of an Event of Default. Prior to the occurrence of an Event of Default, all payments made by or for the benefit of Borrowers, to the extent applied to reduce the principal balance of the outstanding advances under the Line shall be applied first towards repayment of the balance accruing interest at the Prime Rate, before any payments are made with respect to any portion of the principal balance accruing interest at a LIBOR Based Rate.

                 4.3   CHANGE OF CONTROL.  Promptly and in any event within ten
(10) Business Days after the occurrence of any Change of Control, the Obligors will give written notice of such transaction or event to Bank, which notice shall state the date of such Change of Control, shall describe such Change of Control in reasonable detail and shall contain an offer (i) to prepay the unpaid balance of the Line, all interest thereon and all sums due in connection therewith and (ii) to release the Bank from any further obligations to make advances or issue letters of credit under the Line effective as of the date specified therein (the "CHANGE IN CONTROL PREPAYMENT DATE"), which shall be a Business Day not less than the earlier to occur of (a) one (1) Business Day prior to the date upon which Obligors have offered to prepay the Subordinated Term Loan as a result of such Change of Control pursuant to the terms of Subordinated Debt Loan Documents, or (b) thirty (30) Business Days after the date of the notice to Bank of such Change of Control. Bank shall have the option to require the Obligors to prepay all or any part of the Line and all interest thereon, to secure the undrawn face amount of all outstanding letters of credit issued under the Line with cash collateral to be held by Bank and to terminate any further obligations of Bank to make advances or issue letters of credit under the Line, and Obligors hereby, jointly and severally, agree to make such payments and to terminate any further obligations of Bank to make advances or issue letters of credit under the Line. Such option may be exercised by Bank by written notice to the Obligors given no later than ten (10) days prior to the Change in Control Prepayment Date, specifying the amount to be paid. On the Change in Control Prepayment Date, Obligors shall pay such amount to Bank and, if requested by Bank, shall execute a termination of any further obligations of Bank to make advances or issue letters of credit under the Line; provided that, notwithstanding its exercise of the option herein provided, Bank may at any time prior to the Change in Control Prepayment Date waive or revoke in whole or in part by written notice to Obligors the exercise of its option hereunder.

                 4.4 LETTER OF CREDIT FEES. For each issuance or renewal of a standby letter of credit hereunder, Borrowers will pay to Bank its standard per credit issuance fees plus an amount equal to one and one-half percent (1 1/2%) per annum of the undrawn face amount of such standby letter of credit, payable quarterly in advance. In addition, Borrowers shall pay such other fees and charges in connection with the negotiation or cancellation of each standby letter of credit as may be customarily charged by Bank. Such fees shall be computed on the basis of a year of 360 days.

                 4.5 LINE FEE. In consideration of Bank extending the Line to Borrowers, Borrowers shall pay to Bank a loan fee equal to One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00). Such fee shall be payable in full upon the execution of this Agreement. Such fee shall not be refundable in whole or in part, regardless of whether the full amount of the Line is ever advanced.

                 4.6 UNUSED LINE FEE. So long as the Line is outstanding and has not been terminated and the Bank Indebtedness has not been satisfied in full, Borrowers shall unconditionally pay to Bank a fee equal to one-fourth of one percent (1/4%) per annum of the daily unused portion of the Line (which shall be calculated as the difference between Thirty Million Dollars ($30,000,000.00) (or such greater amount if the maximum committed amount for the Line is ever increased), minus the sum of (a) the outstanding principal balance of cash advances under the Line, and (b) the outstanding undrawn amount of letters of credit issued under the Line at the close of business on the date such calculation is made), which fee shall be computed on a monthly basis in arrears and shall be due and payable on the first day of each month commencing on the first day of the first full month after the date hereof.

                 4.7 LATE CHARGE. In the event that Obligors fail to pay when due any principal, interest or other fees or expenses payable hereunder for a period of at least fifteen (15) days, in addition to paying such sums, Obligors will pay to Bank a late charge equal to two percent (2%) of such past due payment as compensation for the expenses incident to such past due payment.

                 4.8 TERMINATION OF LINE. Borrowers may terminate the Line upon fifteen (15) days' written notice to Bank. In the event the Line is terminated as a result of an Event of Default, expiration of the Contract Period, or otherwise, the outstanding balance of the Line, together with any accrued and unpaid interest thereon and any other sums due pursuant to the terms hereof shall be due and payable immediately.

                 4.9 PREPAYMENT OF THE LINE. Borrowers may prepay all or any part of the principal balance of advances under the Line accruing interest at the Prime Rate at any time, without any premium or fee. Prepayment of any advances under the Line accruing interest at a LIBOR Based Rate shall be subject to the provisions of SECTION 3.1(C) and SECTION 4.13. In the event Bank exercises its right to accelerate payments under the Line following an Event of Default or otherwise, any tender of payment of the amount necessary to repay the principal balance of the Line made thereafter at any time by any Obligor, its successors or assigns or by anyone on behalf of any Obligor shall be deemed to be a voluntary prepayment and in connection therewith Bank shall be entitled to receive any sums required to be paid under the foregoing prepayment restrictions.

                 4.10 PAYMENT METHOD. Obligors irrevocably authorize Bank to debit all payments required to be made by Obligors hereunder or under the Line, on the date due, from any deposit account maintained by any Obligor with Bank. Otherwise, Obligors will be obligated to make such payments directly to Bank. All payments are to be made in immediately available funds. If Bank accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Bank.

                 4.11 APPLICATION OF PAYMENTS. Any and all payments on account of the Line will be applied first to accrued and unpaid interest, then to unpaid principal of Prime Rate loans, then to unpaid principal of LIBOR Based Rate loans, then to other sums due hereunder or under the Loan Documents. Upon the occurrence of an Event of Default, Bank may apply such payments in such order as Bank, in its discretion, elects, provided that Bank will use its best efforts to minimize prepayment of LIBOR Based Rate loans prior to the expiration of the applicable Rate Period. If Obligors make a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

                 4.12 LOAN ACCOUNT. Bank will open and maintain on its books a loan account (the "LOAN ACCOUNT") with respect to advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Bank under this Agreement. Except in the case of manifest error in computation, the Loan Account will be presumed correct as to the amount at any time due to Bank from Obligors under this Agreement or the Line.

                 4.13 INDEMNITY; LOSS OF MARGIN. Obligors will indemnify Bank against any loss or expense which Bank sustains or incurs as a consequence of an Event of Default, including, without limitation, any failure of Obligors to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If Bank sustains or incurs any such loss or expense it will from time to time notify Obligors in writing of the amount reasonably determined in good faith by the Bank to be necessary to indemnify Bank for the loss or expense. Such amount will be due and payable by Obligors to Bank within ten
(10) days after presentation by Bank of a statement setting forth a brief explanation of and Bank's calculation of such amount, which statement shall be presumed correct absent manifest error. Any amount payable to the Bank under this Section will bear interest at the Default Rate from the due date until paid, both before and after judgment.

           In the event that any future law, rule, regulation, treaty or official directive, interpretation or application by any central bank, monetary authority or governmental authority, or the future compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

                       (a) subjects Bank (or any LIBOR-rate funding office of or utilized by Bank in connection with any portion of the Line) to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by Obligors or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on or determined by the overall net income of Bank imposed by the United States of America or any political subdivision thereof); or

                       (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by the Bank (or any LIBOR-rate funding office of or utilized by Bank in connection with any portion of the Line); or

                       (c) imposes upon Bank (or any LIBOR-rate funding office of or utilized by Bank in connection with any portion of the Line) any other condition with respect to advances or extensions of credit or the commitment to make advances or extensions of credit under this Agreement, and the result of any of the foregoing is to increase the costs of Bank (or any LIBOR-rate funding office of or utilized by Bank in connection with any portion of the Line), reduce the income receivable by or return on equity of Bank (or any LIBOR-rate funding office of or utilized by Bank in connection with any portion of the Line) or impose any expense upon Bank (or any LIBOR-rate funding office of or utilized by Bank in connection with any portion of the Line) with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, Bank shall so notify Obligors in writing. Obligors agree to pay Bank the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and Bank's calculation of the amount (in determining such amount the Bank may use any reasonable averaging and attribution methods), which statement shall be presumed correct absent manifest error. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the highest default rate payable under the Loans from the due date until paid, both before and after judgment.

           5.    SECURITY.

                 5.1 PERSONAL PROPERTY. As security for the full and timely payment and performance of the Bank Indebtedness, each Obligor hereby ratifies and confirms the security interest granted to Bank in the Prior Line of Credit Loan Documents (except as provided in SECTION 5.4 below) and hereby grants to Bank a security interest in all of the following:

                       (a) All of such Obligor's present and future accounts, contract rights, chattel paper, instruments and documents and all other rights to the payment of money whether or not yet earned, for services rendered or goods sold, consigned, leased or furnished by such Obligor or otherwise, together with (i) all goods (including any returned, rejected, repossessed or consigned goods), the sale, consignment, lease or other furnishings of which shall be given or may give rise to any of the foregoing, (ii) all of such Obligor's rights as a consignor, consignee, unpaid vendor or other lienor in connection therewith, including stoppage in transit, set-off, detinue, replevin and reclamation, (ill) all general intangibles related thereto, (iv) all guaranties, mortgages, security interests, assignments, and other encumbrances on real or personal property, leases and other agreements or property securing or relating to any accounts, (v) choses-in-action, claims and judgments, (vi) any return or unearned premiums, which may be due upon cancellation of any insurance policies, and (vii) all products and proceeds of any of the foregoing.

                       (b) All of such Obligor's present and future inventory (including but not limited to goods held for sale or lease or furnished or to be furnished under contracts for service, raw materials, work-in-process, finished goods and goods used or consumed in such Obligor's business) whether owned, consigned or held on consignment, together with all merchandise, component materials, supplies, packing, packaging and shipping materials, and all returned, rejected or repossessed goods sold, consigned, leased or otherwise furnished by such Obligor, all documents of title covering any of such goods or inventory and all products and proceeds of any of the foregoing. Notwithstanding anything herein or elsewhere in this Agreement to the contrary, the security interests granted in this SUBSECTION (B) shall not attach to or encumber or constitute a lien upon the Obligor's drilling rigs, drilling equipment and drill pipe.

                       (c) All of such Obligor's right, title and interest in and to present and future general intangibles constituting proceeds of any assets described in SUBSECTIONS (A) AND (B) above.

                       (d) All of such Obligor's present and future general ledger sheets, files, records, customer lists, books of account, invoices, bills, certificates or documents of ownership, bills of sale, business papers, correspondence, credit files, tapes, cards, computer runs and all other data and data storage systems whether in the possession of any Obligor or any service bureau.

                       (e) All letters of credit now existing or hereafter issued naming any Obligor as a beneficiary or assigned to any Obligor, including the right to receive payment thereunder, and all documents and records associated therewith.

                       (f) All present and future deposits, funds, instruments, documents, policies, evidences and certificates of insurance of such Obligor or in which such Obligor has an interest and all proceeds thereof, on deposit with or in the possession or control of Bank or owing by Bank to such Obligor or in transit by mail or carrier to Bank or in the possession of any other Person acting on Bank's behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or otherwise, or whether Bank has conditionally released the same, and in all assets of such Obligor in which Bank now has or may at any time hereafter obtain a lien, mortgage, or security interest for any reason.

                       (g)   All proceeds of the foregoing.

                 5.2 SURETY. As further security for the Bank Indebtedness, Guarantors shall execute and deliver to Bank their unconditional, unlimited surety agreements in form and content acceptable to Bank (the "SURETY AGREEMENTS").

                 5.3 GENERAL. The collateral described above in SECTION 5.1 is collectively referred to herein as the "COLLATERAL". The above-described security interests and liens shall not be rendered void by the fact that no Bank Indebtedness exists as of any particular date, but shall continue in full force and effect until all Bank Indebtedness has been repaid and Bank has no agreement or commitment outstanding pursuant to which Bank may extend credit to or on behalf of any Obligor. IT IS THE EXPRESS INTENT OF THE OBLIGORS THAT ALL OF THE COLLATERAL SHALL SECURE NOT ONLY THE OBLIGATIONS UNDER THE LOAN DOCUMENTS, BUT ALSO ALL OTHER PRESENT AND FUTURE OBLIGATIONS (NOW EXISTING OR HEREAFTER ARISING) OF EACH OBLIGOR TO BANK. Obligors acknowledge and agree that (except as provided in SECTION 5.4 below) all security interests granted to Bank pursuant to the Prior Line of Credit Loan Documents are continued and remain in effect, that the Bank's lien position with respect to the Collateral shall relate back to the respective dates referenced in the Prior Line of Credit Loan Documents and that all financing statements previously filed with respect to the Collateral shall remain in full force and effect.

                 5.4 RELEASE OF CERTAIN COLLATERAL. Bank hereby agrees that its liens and security interests in the assets of Obligors shall only extend to the collateral described in SECTION 5.1 above and hereby releases its lien and security interests in all other assets of Obligors. Notwithstanding anything herein or elsewhere in this Agreement to the contrary, the security interests granted in SECTION 5.1 above shall not attach to or encumber or constitute a lien upon the Obligors' drilling rigs, drilling equipment and drill pipe.

                 5.5   COLLECTION OF RECEIVABLES; PROCEEDS OF COLLATERAL.

                       (a) Obligors will collect their accounts receivable only in the ordinary course of business. Prior to the occurrence of an Event of Default, such accounts receivable shall be deposited in operating accounts maintained by Obligors to be ultimately transferred to a deposit account maintained with the Bank. Upon request by Bank after occurrence of an Event of Default, Obligors will notify all of their account debtors to forward all accounts receivable collections owed to Obligors to a lockbox maintained by Bank and will forward all other checks, drafts and monies received by Obligors which are proceeds of the Collateral to such lockbox. In connection therewith, Obligors will execute such lockbox agreements as may be required by Bank and will pay to Bank all customary fees in connection with any lockbox arrangement.

                       (b) For purposes of perfecting Bank's security interest, Obligors agree that all monies, checks, notes, instruments, drafts or other payments relating to or constituting proceeds of any accounts receivable or other Collateral of Obligors which come into the possession or under the control of Obligors or any employees, agents or other persons acting for or in concert with Obligors, shall be received and held in trust for Bank. For purposes of perfecting Bank's security interest, Obligors shall deliver or cause to be delivered to Bank, with appropriate endorsement and assignment to Bank with full recourse to Obligors, all instruments, notes and chattel paper constituting an account receivable or proceeds thereof or other Collateral. Bank is hereby authorized to open all mail addressed to any Obligor and endorse all checks, drafts or other items for payment on behalf of any Obligor. Bank is granted a power of attorney by each Obligor with full power of substitution to execute on behalf of such Obligor and in such Obligor's name or to endorse such Obligor's name on any check, draft, instrument, note or other item of payment or to take any other action or sign any document in order to effectuate the foregoing. Such power of attorney being coupled with an interest is irrevocable.

           6. REPRESENTATIONS AND WARRANTIES. Obligors represent and warrant as follows:

                 6.1 VALID ORGANIZATION, GOOD STANDING AND QUALIFICATION. Each Obligor is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or that business transacted by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a material adverse effect on the Collateral, assets, business, operations or financial condition of an Obligor or its ability to perform its obligations under the Loan Documents.

                 6.2 LICENSES. Obligors and their employees, servants and agents have all licenses, registrations, approvals and other authority as may be necessary to enable them to own and operate their business and perform all services and business for the Obligors which they have agreed to perform in any state, municipality or other jurisdiction, except where the failure to have such licenses, registrations, approvals or other authority would not have a material adverse effect on the Collateral, assets, business, operations or financial condition of an Obligor or its ability to perform its obligations under the Loan Documents.

                 6.3 OWNERSHIP INTERESTS. The ownership of all stock, debentures, options, warrants, bonds and other securities (debt and equity) of Obligors (other than UTI) and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests is as set forth on SCHEDULE 6.3 attached hereto. SCHEDULE 6.3 also sets forth, to the best of Obligors' knowledge, as of April 28, 1998 the ownership interests in UTI of all Persons (including without limitation Remy) who own 10% or more of the outstanding and issued stock of UTI.

                 6.4 SUBSIDIARIES. Except as set forth on SCHEDULE 6.4 attached hereto, no Obligor owns any shares of stock or other equity interests in any Person, directly or indirectly (by any Subsidiary or otherwise).

                 6.5 FINANCIAL STATEMENTS. Obligors have furnished to Bank the audited consolidated and the unaudited consolidating financial statements of Obligors certified without qualification by independent public accountants for the fiscal year ending as of December 31, 1997 and all management and comment letters from such accountants in connection therewith. Such financial statements (together with the related notes and comments), are materially correct and complete, fairly present the financial condition and the assets and liabilities of Obligors at such date, and have been prepared in accordance with GAAP in all material respects.

                 6.6 NO MATERIAL ADVERSE CHANGE IN FINANCIAL CONDITION. There has been no material adverse change in the financial condition of Obligors taken as a whole since December 31, 1997.

                 6.7 PENDING LITIGATION OR PROCEEDINGS. Except as set forth on SCHEDULE 6.7 attached hereto, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of Obligors' knowledge, threatened by written notice against or affecting any Obligor, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which in the aggregate, if finally determined adversely to any Obligor would reasonably be expected to result in a judgment or liability in excess of Five Hundred Thousand Dollars ($500,000.00), or which individually or in the aggregate may materially and adversely affect any of their business activities, properties or financial condition, their right to carry on business activities as now conducted, or their ability to perform their respective obligations under this Agreement or the Loan Documents.

                 6.8 DUE AUTHORIZATION; NO LEGAL RESTRICTIONS. The execution and delivery by Obligors of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan
Documents: (a) have been duly authorized by all requisite corporate action of each Obligor, (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of any applicable statute, law, rule, regulation or ordinance or any Obligor's Certificate or Articles of Incorporation or By-Laws or any indenture, mortgage, loan or credit agreement or instrument to which any Obligor is a party or by which any of them may be bound or affected, or any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any Obligor under the terms or provisions of any such agreement or instrument, except liens in favor of Bank.

                 6.9 ENFORCEABILITY. The Loan Documents have been duly executed by Obligors and delivered to Bank and constitute legal, valid and binding obligations of Obligors, enforceable in accordance with their terms.

                 6.10 NO DEFAULT UNDER OTHER OBLIGATIONS, ORDERS OR GOVERNMENTAL REGULATIONS. No Obligor is in violation of its Certificate or Articles of Incorporation or in default in the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued or under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected, except such violations or defaults which do not have a material adverse effect on the Collateral, assets, business, operations or financial condition of an Obligor or its ability to perform its obligations under the Loan Documents.

                 6.11 CONSENTS. No consent, approval or authorization of or designation, declaration or filing (other than the filing of financing statements) with any governmental authority or any other Person on the part of any Obligor is required in connection with the execution, delivery or performance by any Obligor of the Loan Documents or the consummation of the transactions contemplated thereby.

                 6.12 TAXES. Obligors have filed all tax returns which they are required to file and have paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them, except such taxes (other than real estate taxes which must be paid regardless of challenge), if any, as are being contested in good faith and as to which adequate reserves have been provided and except where the failure to file such a tax return would not have a material adverse effect on the Collateral, assets, business, operations or financial condition of an Obligor or its ability to perform its obligations under the Loan

Documents. Such tax returns are complete and accurate in all material respects. No Obligor knows of any proposed additional assessment or basis for any assessment of additional taxes.

                 6.13 TITLE TO COLLATERAL. The Collateral (including without limitation all assets acquired pursuant to the Permitted Acquisitions) is and will be owned by Obligors free and clear of all liens and other encumbrances of any kind (including liens or other encumbrances upon properties acquired or to be acquired under conditional sales agreements or other title retention devices), excepting only liens in favor of the Bank and those liens and encumbrances permitted under SECTION 7.9 below. Obligors will defend the Collateral against any claims of all Persons other than the Bank.

                 6.14 ADDRESSES. During the past five (5) years, no Obligor has been known by any names (including trade names) other than those set forth in SCHEDULE 6.14 attached hereto and no Obligor has been located at any addresses other than those set forth on SCHEDULE 6.14 attached hereto. The portions of the Collateral which are tangible property and each Obligor's books and records pertaining thereto will at all times be located at the addresses set forth on SCHEDULE 6.14; or such other location determined by Obligors after prior notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank's security interests and access to Obligors' books and records. SCHEDULE 6.14 identifies the chief executive office of each Obligor.

                 6.15 CURRENT COMPLIANCE. Obligors are currently in compliance with all of the terms and conditions of the Loan Documents.

                 6.16 PENSION PLANS. Except as disclosed on SCHEDULE 6.16 hereto, (a) no Obligor has any obligations with respect to any employee pension benefit plan ("PLAN") (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (b) no events, including, without limitation, any "Reportable Event" or "Prohibited Transaction" (as those terms are defined under ERISA), have occurred in connection with any Plan of any Obligor which might constitute grounds for the termination of any such Plan by the Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by any United States District Court of a trustee to administer any such Plan, (c) all of the Obligors' Plans meet with the minimum funding standards of Section 302 of ERISA, and (d) no Obligor has existing liability to the PBGC. No Obligor is subject to or bound to make contributions to any "multi-employer plan" as such term is defined in Section 4001(a)(3) of ERISA.

                 6.17 LEASES AND CONTRACTS. Obligors have complied in all material respects with the provisions of all material leases, contracts or commitments of any kind (such as employment agreements, collective bargaining agreements, powers of attorney, distribution agreements, patent license agreements, contracts for future purchase or delivery of goods or rendering of services, bonus, pension and retirement plans or accrued vacation pay, insurance and welfare agreements) to which they are a party and are not in default thereunder. To the best of Obligors' knowledge, no other party is in default in any material respect under any such leases, contracts or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.

                 6.18 INTELLECTUAL PROPERTY. Each Obligor owns or possesses the irrevocable right to use all of the patents, trademarks, service marks, trade names, filed or registered copyrights, licenses, franchises and permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others. SCHEDULE
6.18 sets forth an accurate list and description of each such patent, trademark, service mark, trade name, filed or registered copyright, license, franchise and permit and right with respect to the foregoing, together with all registration or application numbers or information with respect thereto.

                 6.19 BUSINESS INTERRUPTIONS. Within five (5) years prior to the date hereof, neither the business, Collateral nor operations of any Obligor have been materially and adversely affected in any way by any casualty, strike, lockout, combination of workers, order of the United States of America, or any state or local government, or any political subdivision or agency thereof, directed against that Obligor. There are no pending or threatened labor disputes, strikes, lockouts or similar occurrences or grievances against the business being operated by any Obligor.

                 6.20 INTERRELATEDNESS OF OBLIGORS. The business operations of Obligors are interrelated and complement one another and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions. To permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes. The proceeds of advances under the Line and credit facilities extended hereunder will directly or indirectly benefit each Obligor hereunder, severally and jointly, regardless of which Borrower requests or receives part or all of the proceeds of the advances.

                 6.21 ACCURACY OF REPRESENTATIONS AND WARRANTIES. No representation or warranty by Obligors contained herein or in any certificate or other document furnished by Obligors pursuant hereto or in connection herewith fails to contain any statement of material fact necessary to make such representation or warranty not misleading in any material respect in light of the circumstances under which it was made. There is no fact which any Obligor knows and has not disclosed to Bank, which does or may materially and adversely affect any Obligor or any of their operations.

                 6.22 SOLVENCY. After giving effect to the transactions contemplated by the Loan Documents, this Agreement and the Subordinated Debt Loan Documents, (a) the fair market value of the assets of each Obligor is in excess of the total amount of its liabilities (including, without limitation, contingent liabilities); (b) the present fair saleable value of the assets of each Obligor is greater than its probable liability on its existing debts as such debts become absolute and matured; (c) each Obligor is able and expects to be able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (d) each Obligor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                 6.23 SUBORDINATED TERM LOAN. No event of default or event which, with the giving of notice, passage of time or both, has occurred and is continuing under the Subordinated Debt Loan Documents, which would constitute an event of default under the Subordinated Debt Loan Documents. As of the date hereof, the outstanding principal balance of the Subordinated Term Loan is $25,000,000.00.

           7. GENERAL COVENANTS. Except with the prior written consent of Bank, Obligors will comply with the following:

                 7.1 PAYMENT OF PRINCIPAL, INTEREST AND OTHER AMOUNTS DUE. Each Obligor will pay when due all Bank Indebtedness and all other amounts payable by such Obligor hereunder.

                 7.2 LIMITATION ON SALE AND LEASEBACK. No Obligor will enter into any arrangement whereby it will sell or transfer any real property or improvements thereon or other fixed assets owned by it and having a fair market value in the aggregate of more than $1,000,000.00, and then or thereafter rent or lease as lessee such property, improvements or assets or any part thereof, for substantially the same purposes as the property, improvements or assets sold or transferred.

                 7.3   LIMITATION ON INDEBTEDNESS.

                       (a) No Obligor will have at any time outstanding to any Person other than Bank, any Indebtedness for borrowed money, Capitalized Lease Obligations, or any outstanding letters of credit, except:

                             (i)   Accounts payable incurred in the ordinary
course of that Obligor's business and accrued expenses arising out of transactions (other than Indebtedness for borrowed money) in the ordinary course of that Obligor's business;

                             (ii)  Existing Indebtedness for borrowed money and
Capitalized Lease Obligations described on SCHEDULE 7.3;

                             (iii) Future purchase money Indebtedness and
Capitalized Lease Obligations in an amount not to exceed (i) $5,000,000 incurred within the 12 month period ending June 30, 1999, and (ii) $5,000,000 incurred within the 12 month period ending June 30, 2000, provided that, the aggregate amount of such purchase money Indebtedness and Capitalized Lease Obligations incurred after the date of this Agreement shall in no event exceed $10,000,000 in the aggregate;

                             (iv)  The Subordinated Term Loan;

                             (v)   Intercompany Indebtedness owed by one
Obligor to another, provided that such Indebtedness is subordinated to the Bank Indebtedness on terms acceptable to Bank.

                             (vi)  Swaps entered into in the ordinary course of
business for the purpose of hedging and not for the purpose of speculation;

                             (vii) Indebtedness in connection with bid and
performance bonds, surety bonds and letters of credit issued for the purpose of supporting the performance obligations of an Obligor provided in the ordinary course of such Obligor's business;

                             (viii) Indebtedness arising from agreements
providing for reasonable indemnification, adjustments to the purchase price or similar obligations, or from guarantees, letters of credit, surety bonds or performance bonds securing such obligations of an Obligor, all of which must have been incurred or assumed in connection with the sale of business assets of an Obligor for the purpose of financing such sale and only to the extent such sale of assets is permitted under this Agreement;

                             (ix)  Indebtedness that refinances, renews,
extends or refunds any of the permitted Indebtedness described in SUBSECTIONS
(II) OR (III) above, provided that, (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, renewed, extended or refunded, (B) the terms of such new Indebtedness are no more restrictive or onerous than the Indebtedness being refinanced, renewed, extended or refunded, and (C) no Default or Event of Default has occurred and is continuing or would result from such new Indebtedness;

                             (x)   Indebtedness arising from the honoring by a
bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that, such Indebtedness is extinguished within two (2) Business Days;

                             (xi)  Indebtedness for borrowed money for which an
Obligor becomes liable as a successor by merger or by virtue of an assumption of liabilities in connection with an acquisition permitted under SECTION 7.7, provided that, the aggregate principal balance of all of such Indebtedness for all Obligors does not exceed Five Hundred Thousand Dollars ($500,000.00) outstanding at any time; and

                             (xii) Indebtedness for borrowed money not
otherwise permitted under this SECTION 7.3, provided that, the aggregate principal balance of all of such Indebtedness for all Obligors does not exceed Five Hundred Thousand Dollars ($500,000.00) outstanding at any time.

           The exception permitted under SUBSECTION (A)(III) shall be permitted only provided that (a) no Default or Event of Default has occurred and is continuing, and (b) any action taken by any Obligor which would constitute a permitted exception would not cause or result in an Event of Default. The Subordinated Term Loan may not be refunded or refinanced without the consent of the Bank.

                       (b) In the event that any Indebtedness for borrowed money or the capitalized portion (as determined in accordance with GAAP) of any Capitalized Lease Obligations in excess of (i) $500,000, individually, or (ii) $1,500,000 in the aggregate for all such liabilities involve documents containing financial covenants which are more restrictive with respect to any Obligor than the financial covenants of this Agreement and the other Loan Documents, Obligors agree to notify Bank promptly and agree to enter into a modification to this Agreement and the Loan Documents, as applicable, to include such more restrictive financial covenants as Bank may elect.

                       (c) No intercreditor agreements shall be required with other lenders or lessors if the purchase money Indebtedness or Capitalized Lease Obligations permitted under SUBSECTION (A)(III) above is:

                             (i)   a full recourse liability which does not
exceed (A) $500,000, individually, or (B) $1,500,000 in the aggregate; or

                             (ii)  a liability for which recourse to any
Obligor is limited solely to the asset financed.

           With respect to all other permitted purchase money Indebtedness and Capitalized Lease Obligations, Obligors shall obtain from the applicable lender or lessor an intercreditor agreement acceptable to Bank, providing the Bank with notice of any default under such permitted purchase money Indebtedness or Capitalized Lease Obligations, a forty-five (45) day period in which to cure or cause Obligors to cure such default, and containing a forty-five (45) day standstill provision during which the lender or lessor agrees not to exercise any rights or remedies against any Obligor or the financed asset.

                 7.4 INVESTMENTS AND LOANS. No Obligor will have or make any investments in all or a material portion of the capital stock or securities of any Person, or any loans, advances or extensions of credit to any Person, except:

                       (a) Investments in direct or indirect obligations of, or obligations unconditionally guaranteed by, the United States of America, any state thereof or any agency or instrumentality of any of the foregoing and maturing within twelve (12) months from the date of acquisition;

                       (b) Investments in commercial paper of Bank or commercial paper rated "Prime-1" by Moody's Investors Services or "A-1" by Standard & Poor's Corporation, or with an equivalent rating by another rating agency of nationally recognized standing, maturing within three hundred sixty-five (365) days from the date of acquisition;

                       (c) (i) Certificates of deposit maturing within twelve (12) months from the date of acquisition issued by the Bank and money market fund or other investments offered by or maintained with the Bank or its Affiliates; and (ii) demand deposit, operating accounts and other like banking accounts maintained with other national banks having assets of at least Fifty Million Dollars ($50,000,000.00), subject to the restrictions set forth in
SECTION 7.16;

                       (d) Bona fide advances to employees and officers of that Obligor for the purpose of paying relocation expenses or travel and related expenses incurred for proper business purposes of that Obligor;

                       (e) Investments and loans listed on SCHEDULE 7.4 attached hereto;

                       (f)   Loans from one Obligor to another;

                       (g) Working interests or other ownership interests in oil or gas wells;

                       (h) Investments in connection with and required to complete Permitted Acquisitions;

                       (i) Negotiable instruments endorsed for deposit or collection of similar instruments in the ordinary course of business;

                       (j) Repurchase agreements and reverse repurchase agreements with Bank or any of Bank's Affiliates;

                       (k)   Investments permitted under SECTION 7.19 hereof;

                       (l)   Investments permitted under SECTION 7.7 hereof;

                       (m) The acquisition or ownership of capital stocks or obligations or securities received in settlement of debts (created in the ordinary course of business) owing to any Obligor;

                       (n) Investments permitted under SECTION 7.3(A)(VI) hereof; and

                       (o)   Investments not otherwise permitted under this
SECTION 7.4, provided that, the aggregate value of all of such investments for all Obligors does not exceed Five Hundred Thousand Dollars ($500,000.00) outstanding at any time.

           The exceptions permitted under SUBSECTIONS 7.4(F) AND (G) shall be permitted only provided that (i) no Default or Event of Default has occurred and is continuing, and (ii) any action taken by any Obligor which would constitute a permitted exception would not cause or result in an Event of Default.

                 7.5 GUARANTIES. Except for (a) the Surety Agreements, (b) the guaranties required under the Subordinated Debt Loan Documents, (c) customary guaranties and indemnities executed in connection with Permitted Acquisitions, (d) guaranties by one Obligor of the obligations of another Obligor, and (e) reimbursement obligations with respect to letters of credit, bid and performance bonds and surety bonds permitted under SECTIONS 7.3(A)(VII) AND 7.3(A)(VIII), no Obligor will directly or indirectly guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person.

                 7.6   DISPOSITION OF ASSETS.

                       (a) No Obligor will sell, lease, transfer or otherwise dispose of all, substantially all, or any portion of its property or assets, except for (i) drilling contracts and day rate drilling contracts for inventory, equipment, and drilling rigs in the ordinary course of business for fair consideration, (ii) sales of inventory (other than drilling rigs, related drilling equipment and drilling pipe) in the ordinary course of business for fair consideration, (iii) the sale for fair consideration of equipment or other fixed assets (including drilling rigs, related drilling equipment and drilling pipe) having a net book value of not more than Three Million Dollars ($3,000,000.00) in the aggregate in any fiscal year, and (iv) sales, leases or transfers of property or assets from one Obligor to another.

                       (b) Notwithstanding the foregoing, Obligors may sell, lease, transfer or otherwise dispose of fixed assets with a book value in excess of Three Million Dollars ($3,000,000.00) in the aggregate in any fiscal year as part of a transfer to an unrelated third party in a bona fide, arms-length transaction, provided that (i) the Obligor gives Bank at least ten
(10) Business Days prior written notice together with a copy of the sale agreement, bill of sale or other applicable agreement, (ii) the sale is for a cash purchase price (or on deferred payment terms if the purchase price does not exceed $1,000,000) at least equal to the reasonable fair market value of such assets, and (iii) the proceeds of such sale are paid to Bank as a permanent reduction of the Line or are used by the Obligors within six (6) months after consummation of such sale, lease, transfer or disposition is completed, to acquire new operating assets for use in one of the Lines of Business of the Obligors.

                       (c) Notwithstanding anything herein or elsewhere to the contrary, Universal may sell all or any part of its assets, or UTI may sell all of the capital stock of Universal, to an unrelated third party in a bona fide, arms-length sale, provided that (i) Universal gives Bank at least ten (10) Business Days prior written notice of any such sale together with a copy of the sale agreement and a summary of the business terms of such sale, (ii) the sale is for a cash purchase price at least equal to the reasonable fair market value of Universal's assets, (iii) the proceeds of such sale remain subject to the restrictions on liens and encumbrances in SECTION 7.9, and (iv) within twelve (12) months after the date such sale is closed, Universal or UTI, as applicable, utilizes the proceeds of such sale to purchase for itself or on behalf of another Obligor new assets to be used in one of Obligors' Lines of Business, and such new assets to the extent they are inventory or receivables and subject for the lien and security interest in favor of Bank and are subject to the restrictions of SECTION 7.9.

                       (d) The exceptions permitted under SECTION 7.6(B) shall be permitted only provided that (a) no Default or Event of Default has occurred and is continuing, and (b) any action taken by any Obligor which would constitute a permitted exception would not cause or result in an Event of Default.

                 7.7   MERGER; CONSOLIDATION; BUSINESS ACQUISITIONS;
SUBSIDIARIES.

                       (a) No Obligor will merge into or consolidate with any Person, acquire any material portion of the stock, ownership interests, assets or business of any Person, permit any Person to merge into it, or form any new Subsidiaries, other than as provided below.

                       (b) Notwithstanding the foregoing, any of the Obligors (or any Subsidiary thereof) may acquire the stock or assets of another Person, business unit or operating entity, provided that (i) the purchase price therefor (including all assumed liabilities, seller financing or other debt, equity interests issued or other consideration, but not including payments for bona-fide employment contracts) does not exceed the then applicable Acquisition Purchase Price Limit, (ii) the Obligors give Bank at least ten (10) Business Days prior written notice of any such acquisition together with a copy of the Acquisition Agreement and a summary of the business terms of such acquisition,
(iii) any entity acquired by any Obligor or formed to acquire the stock or assets in connection with such acquisition, or any Subsidiary of an Obligor resulting from a merger or consolidation used to effect such acquisition, shall become a co- borrower of the Bank Indebtedness on the same terms set forth in the Loan Documents, shall deliver to Bank such due diligence materials and documents regarding such entity as Bank may require, and shall execute and deliver to Bank such documents as Bank may require to join in the Loan Documents as a co-borrower and to grant Bank a first priority perfected security interest in such entity's assets which would constitute Collateral as defined herein, and (iv) the Obligors shall demonstrate to Bank's reasonable satisfaction that Obligors will continue to be in compliance with all financial covenants set forth in SECTION 8 hereof after taking into account the proposed acquisition on the effective date of such acquisition and for the remaining term of the Contract Period. The consummation of all acquisitions involving a purchase price in excess of the then applicable Acquisition Purchase Price Limit shall be subject to the prior written approval of Bank. Obligors will include in each acquisition, merger or similar agreement entered into involving an acquisition requiring the consent of Bank, that Obligor's obligation to consummate such acquisition is subject to the prior written consent of Bank.

                       (c) Notwithstanding the foregoing, any Obligor may merge into another Obligor or transfer its assets to any other Obligor.

                       (d) Notwithstanding anything herein or elsewhere to the contrary, all acquisitions of any material portion of the stock, ownership interests, assets or business of any Person contemplated by Obligors shall require, prior to the consummation thereof, the written consent of Bank (i) if a Default or an Event of Default has occurred and is continuing, or (ii) if any action taken by any Obligor in connection with any acquisition would cause or result in an Event of Default.

                 7.8 TAXES; CLAIMS FOR LABOR AND MATERIALS. Each Obligor will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets; provided that it shall not be required to pay any such tax (other than real estate taxes which must be paid regardless of challenge), assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings promptly initiated and diligently conducted by it, and neither execution nor foreclosure sale or similar proceedings shall have been commenced in respect thereof (or such proceedings shall have been stayed pending the disposition of such contest of validity), and it shall have set aside on its books, or at the request of Bank deposited with Bank, adequate reserves with respect thereto.
No Obligor will file or consent to the filing of, any consolidated income tax return with any Person other than a Subsidiary.

                 7.9 LIENS. No Obligor will create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except:

                       (a)   Liens and security interests held by Bank;

                       (b) Liens incurred or deposits made in the ordinary course of business (i) in connection with worker's compensation, unemployment insurance, social security and other like laws or (ii) to secure the performance of bids, leases, surety bonds, government contracts, performance and return of money bonds, statutory obligations, other similar obligations, not incurred in connection with either (A) the borrowing of money or (B) the deferred purchase price of goods or inventory;

                       (c) Liens incurred in connection with services rendered by carriers, warehousemen, landlords, mechanics, repairmen or suppliers, provided that, such liens are terminated or bonded over within thirty (30) days after Obligors receive notice thereof.

                       (d) Encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities of title thereto, none of which impairs the use of such property by that Obligor in the operation of its business;

                       (e)   Existing liens and security interests listed on
SCHEDULE 7.9 attached hereto; or

                       (f) Purchase money liens or Capitalized Leases, provided that:

                             (i)   the property subject to any of the foregoing
is acquired or leased by that Obligor in the ordinary course of its business and the lien on any such property is created contemporaneously with such acquisition;

                             (ii)  purchase money Indebtedness or Capitalized
Lease Obligations so created shall not exceed the cost as of the time of acquisition or lease of the property covered thereby;

                             (iii) the purchase money Indebtedness or
Capitalized Lease Obligations shall only be secured by the property so acquired or leased or the proceeds thereof (not including any accounts); and

                             (iv)  the purchase money Indebtedness or
Capitalized Lease Obligations are permitted by the provisions of SECTION 7.3.

                       (g) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that, adequate reserves with respect thereto are maintained on the books of the applicable Obligors, in conformity with GAAP;

                       (h) Judgment and attachment liens not giving rise to an Event of Default or liens created by or arising from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves have been made to the extent required by GAAP;

                       (i) Liens on the assets of any entity existing at the time such entity is acquired by any Obligor whether by merger, consolidation, purchase of assets or otherwise; provided that such liens (i) are not created, incurred or assumed by such entity in contemplation of such entity's being acquired by an Obligor; (ii) do not extend to any other assets of any Obligor; and (iii) the Indebtedness secured by such lien is permitted pursuant to
SECTION 7.3(A)(XI) OR (XII);

                       (j) Set off rights arising in connection with customary terms of International Swaps and Derivatives Association swap documentation;

                       (k) Leases or subleases granted to others and not interfering in any material respect with the business of any of the Obligors;

                       (l) Liens in favor of collecting or payor banks having a right of setoff, revocation or chargeback with respect to money or instruments of any of the Obligors on deposit with or in possession of such bank;

                       (m) Any renewal of or substitution for any lien permitted by any of the preceding clauses; provided that, the debt secured is not increased nor the lien extended to any additional assets; and

                       (n)   Liens securing any Indebtedness described in
SECTION 7.3(A)(IX), secured only by liens on those assets that secured such Indebtedness prior to the renewal, extension, refinancing or refund or by liens otherwise permitted hereunder.

           The creation of liens by Obligors shall be permitted under SUBSECTION (F) only if (i) no Event of Default has occurred and is continuing, and (ii) any action taken by any Obligor which would constitute a permitted exception would not cause or result in an Event of Default.

           To the extent that any Indebtedness secured by a lien permitted under SUBSECTIONS (E) OR (F) is refinanced, renewed, extended or refunded, such liens may continue to secure the refinancing, renewal, extended or refunded Indebtedness.

           No Obligor shall enter into any agreement with any other Person which shall prohibit the Obligor from granting, creating or suffering to exist, or otherwise restrict in any way (whether by covenant, by identifying such event as a default under such agreement or otherwise) the ability of that Obligor to grant, create or suffer to exist, any lien, security interest or other charge or encumbrance upon or with respect to any of its assets in favor of the Bank.

           No Obligor will apply for or obtain any letters of credit for the payment of or to secure the payment for any inventory or other assets to be acquired by that Obligor, except letters of credit issued by Bank pursuant hereto.

           Notwithstanding anything herein or elsewhere to the contrary, Obligors shall not be permitted to create, incur or permit to exist any encumbrance, lien or security interest against or in any of the Collateral, provided that, if an encumbrance, lien or security interest arises not as a result of an Obligor executing a security, pledge or similar agreement, and such encumbrance, lien or security interest encumbers any of the Collateral, Obligors shall have a period of fifteen (15) days after the earlier of (i) any Obligor receives notice that such an encumbrance, lien or security interest is being claimed or asserted, or (ii) a responsible officer of any Obligor has actual knowledge that such encumbrance, lien or security interest is being claimed or asserted, in which to obtain a release or discharge of such encumbrance, lien or security interest.

                 7.10 EXISTENCE; APPROVALS; QUALIFICATION; BUSINESS OPERATIONS; COMPLIANCE WITH LAWS. Each Obligor (a) will obtain, preserve and keep in full force and effect its separate corporate existence and all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs; (b) will qualify and remain qualified as a foreign corporation in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Collateral, assets, business, operations or financial condition of an Obligor or its ability to perform its obligations under the Loan Documents; (c) will continue to operate its business as presently operated and will not engage in any new businesses outside of Lines of Business without the prior written consent of Bank; and (d) will comply in all material respects with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.

                 7.11 MAINTENANCE OF PROPERTIES; INTELLECTUAL PROPERTY. Each Obligor will maintain, preserve, protect and keep, or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same.

           With respect to any and all trademarks, registrations, copyrights, patents, patent rights and applications for any of the foregoing, each Obligor shall maintain and protect the same and shall take and assert any and all remedies available to that Obligor to prevent any other Person from infringing upon or claiming any interest in any such trademarks, registrations, copyrights, patents, patent rights or application for any of the foregoing.

                 7.12 INSURANCE. Each Obligor will carry adequate insurance issued by an insurer acceptable to Bank, in amounts acceptable to Bank (at least adequate to comply with any co-insurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Bank. In the case of insurance on any of the Collateral, Obligors shall carry insurance in amounts equal to the full insurable value thereof and cause Bank to be named as loss payee (with a lender's loss payable endorsement) and additional insured with respect to all liability insurance, as its interests may appear with thirty (30) days' notice to be given Bank by the insurance carrier prior to cancellation or material modification of such insurance coverage.

           Obligors shall cause to be delivered to Bank the insurance policies therefor and at least three (3) Business Days prior to the expiration of any such insurance, additional policies or duplicates thereof or in the alternative, certificates of insurance evidencing the renewal of such insurance and payment of the premiums therefor. Obligors shall direct all insurers that in the event of any loss involving any Collateral or the cancellation of any insurance policy covering the Collateral, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Bank and not to Obligors, or any of them, and Bank jointly.

           In the event of any loss involving any Collateral, Obligors will give Bank immediate notice thereof and Bank may make proof of loss whether the same is done by Obligors. Bank is granted a power of attorney by any Obligor with full power of substitution to file any proof of loss in any Obligor's or Bank's name, to endorse any Obligor's name on any check, draft or other instrument evidencing insurance proceeds, and to take any action or sign any document to pursue any insurance loss claim involving any Collateral. Such power being coupled with an interest is irrevocable.

           In the event of any loss involving any Collateral, Bank, at its option, may (a) retain and apply all or any part of the insurance proceeds to reduce, in such order and amounts as Bank may elect, the Bank Indebtedness, or
(b) disburse all or any part of such insurance proceeds to or for the benefit of an Obligor for the purpose of repairing or replacing Collateral after receiving proof satisfactory to Bank of such repair or replacement, in either case without waiving or impairing the Bank Indebtedness or any provision of this Agreement. Any deficiency thereon shall be paid by Obligors to Bank upon demand. Obligors shall not take out any insurance covering the Collateral without having Bank named as loss payee or additional insured thereon, as applicable. Obligors shall bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.

           Notwithstanding the foregoing, in the event that an Obligor suffers a casualty loss involving any inventory which was Collateral and desires to use the proceeds of its casualty loss insurance to repair or replace damaged inventory which was Collateral hereunder, Bank will permit that Obligor to utilize the proceeds of such insurance solely to purchase such replacement inventory, provided that: (i) Obligor confirms to Bank in writing that it intends to continue its business operations and has business interruption insurance in effect providing for the payment of proceeds in amounts acceptable to Bank, (ii) Obligor submits to Bank its business plan for operations after such casualty loss, which plan must be in form and content satisfactory to Bank, (iii) Bank will hold such insurance proceeds and will disburse such proceeds upon receipt by Bank of evidence satisfactory to Bank that such proceeds will be used to purchase inventory as required above, (iv) disbursement of proceeds will be in compliance with such procedures as Bank may require, e.g. checks payable to the inventory supplier, and (v) no Event of Default or Default has occurred and is continuing.

                 7.13 INSPECTIONS; EXAMINATIONS. Obligors hereby irrevocably authorize and direct all accountants and auditors employed by any Obligor at any time to exhibit and deliver to Bank copies of any and all of Obligors' financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession and copies of all reports submitted to Obligors by such accountants or auditors, including management letters, "comment" letters and audit reports, and to disclose to Bank any information they may have concerning Obligors' financial status and business operations. Obligors further authorize all federal, state and municipal authorities to furnish to Bank copies of reports or examinations relating to Obligor, whether made by an Obligor or otherwise.

           The officers of Bank, or such Persons as any of them may designate, may visit and inspect any of the properties of Obligors, examine (either by Bank's employees or by independent accountants) any of the Collateral or other assets of Obligors, including the books of account of Obligors, and discuss the affairs, finances and accounts of Obligors with its officers and with its independent accountants, at such times as Bank may desire.

           Bank may conduct at any time and from time to time, and Obligors will fully cooperate with, field examinations of the inventory, accounts receivable and business affairs of Obligors. Obligors shall reimburse Bank for its out-of-pocket costs in connection with such examinations.

                 7.14 DEFAULT UNDER OTHER INDEBTEDNESS. If any Indebtedness of any Obligor is declared or becomes due and payable before its expressed maturity by reason of default or otherwise or, to the knowledge of an Obligor, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, Obligors will immediately give Bank written notice of such declaration, acceleration or right of declaration.

                 7.15 PENSION PLANS. Obligors will (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA and will remain a member of each multi-employer Plan in which any Obligor is a member, unless such Plans can be terminated or withdrawal from such multi-employer Plan can be accomplished without material liability to any Obligor in connection with such termination (as distinguished from any continuing funding obligation); (b) make contributions to all of Obligors' Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction or material "accumulated funding deficiency" as such term is defined in ERISA; and (d) notify Bank immediately upon receipt by any Obligor of any notice of the institution of any proceeding or other action which may result in the termination of any Plan and deliver to Bank, promptly after the filing or receipt thereof, copies of all reports or notices which any Obligor files or receives under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

                 7.16 BANK OF ACCOUNT. Obligors will maintain Bank as their major bank of account, unless otherwise agreed by Bank in writing. Subject to
SECTION 5.5, Obligors may maintain operating accounts into which their accounts receivable are deposited for ultimate transfer to a deposit account maintained with the Bank. Obligors may also maintain local operating accounts for convenience as necessary. Obligors will notify Bank in writing and on a continuing basis, of all deposit accounts and certificates of deposit (including the numbers thereof) maintained with or purchased from any other financial institutions.

                 7.17 MAINTENANCE OF MANAGEMENT. Obligors will cause their business to be continuously managed by Vaughn E. Drum and P. Blake Dupuis or such other persons (serving in such management positions) as may be reasonably satisfactory to Bank. Obligors will notify Bank promptly in writing of any change in their board of directors or executive officers.

                 7.18 CAPITAL STOCK. UTI will not redeem, repurchase or otherwise make or pay any distribution or dividend upon, or payment or distribution to acquire, any of its capital stock or other Equity Securities. Notwithstanding the foregoing, UTI may redeem, acquire or repurchase its Equity Securities (a) to pay purchase price reductions or in settlement of indemnity claims required in connection with any acquisition permitted under SECTION 7.7 in which UTI issues its common stock or other Equity Securities as part of the purchase price, (b) in connection with the terms of UTI's existing employee benefit plans in the ordinary course of UTI's business, provided that the amount expended for such stock purchases related to the benefit plans does not exceed $1,000,000 in any one fiscal year, (c) in connection with any exercise of stock options, warrants or other rights to acquire Equity Securities that do not result in the distribution of cash by UTI other than for fractions of a unit of any Equity Securities, and (d) in connection with a stock buy-back plan approved by the Board of Directors of UTI and disclosed to Bank, provided that, the amount expended for such stock purchases does not exceed Ten Million Dollars ($10,000,000.00) in the aggregate.

                 7.19 TRANSACTIONS WITH AFFILIATES. No Obligor will enter into directly or indirectly any transaction or material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than another Obligor) except in the ordinary course and pursuant to the reasonable requirements of each Obligor's business and upon fair and reasonable terms no less favorable to such Obligor than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

           No Obligor will make any loans or extensions of credit to any of its Affiliates (that are not Obligors), shareholders, directors or officers, except as hereinafter expressly provided. Each Obligor will cause all of its Indebtedness at any time owed to its Affiliates (that are not Obligors), shareholders, directors and officers to be subordinated in all respects to all present and future Bank Indebtedness and will not make any payments thereon, except as approved by Bank in writing.

           Notwithstanding the foregoing, the restrictions set forth above in this SECTION 7.19 will not apply to (a) the payment of reasonable and customary regular fees to directors of UTI who are not employees of UTI; (b) loans and advances to officers, directors and employees of Obligors for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of Obligors; (c) any other transaction with any employee, officer or director of Obligors pursuant to employee benefit or compensation arrangements entered into in the ordinary course of business and approved by the Board of Directors of Obligors; or (d) customary investment banking or similar transactions with an Affiliate, provided that compensation paid to such Affiliate and related expenses and reimbursements are in customary amounts as would be determined in arm's-length negotiations.

           Obligors agree to give Bank prompt notice of each Affiliate transaction involving cash or other compensation in excess of $500,000 (not including Equity Securities issued as compensation).

           The exceptions permitted under SECTION 7.19 shall be permitted only provided that (a) no Default or Event of Default has occurred and is continuing, and (b) any action taken by any Obligor which would constitute a permitted exception would not cause or result in an Event of Default.

           Nothing in this SECTION 7.19 shall prohibit, limit or restrict the transactions permitted under SECTIONS 7.3, 7.4, 7.5, 7.6, 7.7, 7.15, 7.18 OR
7.20 hereof.

                 7.20 RESTRICTION ON STOCK TRANSFER. No Obligor, other than UTI, will directly or indirectly issue, transfer, sell or otherwise dispose of, or part with control of, or permit the transfer of, any shares of its capital stock, except for issuance, transfer, sale or disposition by one Obligor to another.

                 7.21 NAME OR ADDRESS CHANGE. No Obligor will change its name or address except upon thirty (30) days prior written notice to Bank and delivery to Bank of any items requested by Bank to maintain perfection and priority of Bank's security interests and access to Obligors' books and records.

                 7.22 NOTICES. Obligors will promptly notify Bank of (a) any action or proceeding brought against any Obligor wherein such action or proceeding would, if determined adversely to any Obligor result in liability of any Obligor in excess of One Million Dollars ($1,000,000.00) in the aggregate with all other actions and proceedings, (b) the occurrence of any Default or Event of Default, (c) the failure of any Obligor to observe any of its undertakings under the Loan Documents, or (d) any material adverse change in the assets, business, operations or financial condition of any Obligor.

                 7.23  ADDITIONAL DOCUMENTS AND FUTURE ACTIONS.   Each Obligor
will, at its sole cost, take such actions and provide Bank from time to time with such agreements, financing statements and additional instruments, documents or information as the Bank may in its discretion deem reasonably necessary or advisable to perfect, protect, maintain or enforce the security interests in the Collateral, to permit Bank to protect or enforce its interest in the Collateral, or to carry out the terms of the Loan Documents. Each Obligor hereby authorizes and appoints Bank as its attorney-in-fact, with full power of substitution, to take such actions as Bank may deem advisable to protect the Collateral and its interests thereon and its rights hereunder, to execute on that Obligor's behalf and file at that Obligor's expense financing statements, and amendments thereto, in those public offices deemed necessary or appropriate by Bank to establish, maintain and protect a continuously perfected security interest in the Collateral, and to execute on that Obligor's behalf such other documents and notices as Bank may deem advisable to protect the Collateral and its interests therein and its rights hereunder. Such power being coupled with an interest is irrevocable. Each Obligor irrevocably authorizes the filing of a carbon, photographic or other copy of this Agreement, or of a financing statement, as a financing statement and agrees that such filing is sufficient as a financing statement.

                 7.24  MATERIAL ADVERSE CONTRACTS.   No Obligor will become or
be a party to any contract or agreement which has a materially adverse impact on that Obligor's ability to perform under this Agreement or any other agreement with Bank to which that Obligor is a party.

                 7.25  RESTRICTIONS ON USE OF PROCEEDS.   No Obligor will carry
or purchase with the proceeds of the Line any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

                 7.26 SUBORDINATED TERM LOAN. Obligors will not amend, modify or restate any of the provisions of the Subordinated Term Loan or any of the Subordinated Debt Loan Documents, in any way which in Bank's judgment would adversely affect the Bank Indebtedness, the Collateral, the Subordination Agreement, any Obligor's business, operations or financial condition, or any rights or remedies of Bank. Without limitation, no modification shall be made which increases the interest rate, fees or other sums payable in connection with the Subordinated Term Loan or under the Subordinated Debt Loan Documents, shortens or accelerates the maturity or due date of any payments under the Subordinated Term Loan, grants any security interest to secure all or any part of the Subordinated Term Loan, makes any financial covenant or ratio more restrictive, or results in any situation in which a default could occur under the Subordinated Term Loan without such event constituting an Event of Default hereunder.

           The provisions in the Subordination Agreement permitting the Subordinated Lenders to enter into amendments or modifications of the Subordinated Debt Loan Documents with respect to interest rate increases and fees shall not be deemed to be a consent or agreement by Bank to any increase in the interest rate of the Subordinated Term Loan or any new or increased fees payable in connection with the Subordinated Term Loan. Such amendments or modifications shall still require the consent by Bank. Obligors will give Bank a copy of any proposed amendment, modification or restatement of any Subordinated Debt Loan Document at least ten (10) days prior to the execution thereof. Obligors will not enter into any such amendment, modification or restatement, if Bank has notified Obligors that it would be a violation of this
SECTION 7.26.

           No Obligor will, directly or indirectly, repurchase, redeem, or defease prior to the date when due or otherwise make any prepayment prior to the date when due, or effect any prepayment that is optional on the part of such Obligor, on any Indebtedness for borrowed money (other than the Subordinated Term Loan) without the prior written consent of Bank, except that no such consent is required for and UTI may effect (a) any transaction in which UTI's capital stock is exchanged for Indebtedness owed by any of the Obligors, including any cashless warrant exercise arrangements in which warrants are exercised without cash payment by the Person so exercising, or exchange of indebtedness owed by any of the Obligors for capital stock of UTI, (b) permitted prepayments under this Agreement, (c) prepayments required or permitted under the terms of the Subordinated Debt Loan Documents, and (d) prepayments of Indebtedness owed to Bank in accordance with or required under this Agreement. Obligors will give Bank a copy of each notice of default or other substantive notice received by any Obligors from any Subordinated Lender, as soon as possible but no later than two (2) Business Days after such Obligor's receipt. Obligors will also deliver to Bank a copy of each





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
compliance certificate or other report or certificate delivered by any Obligor to any Subordinated Lender simultaneously with delivery to such Subordinated Lender. Nothing contained in this SECTION 7.26 shall limit, restrict, waive or adversely affect any of Bank's rights or remedies under the Subordination Agreement.

           Promptly upon becoming aware of the existence of any default or event of default under the Subordinated Debt Loan Documents, Obligors will give Bank written notice specifying the nature thereof and describing what action the Obligors are taking or propose to take with respect thereto.

           Notwithstanding anything herein or elsewhere to the contrary, no Obligor will make any payment on any of the Subordinated Term Loan, if an Event of Default or Default has occurred and is continuing, or such payment would result in an Event of Default.

                 7.27 ACQUISITION DOCUMENTS. Obligors will not amend or modify any of the documents or agreements executed and delivered in connection with any prior acquisitions or in connection with any future acquisitions approved or permitted under SECTION 7.7 in any material way or waive any material rights thereunder.

           8. FINANCIAL COVENANTS. Except with the written consent of Bank, Obligors will comply with the following:

                 8.1 TOTAL FUNDED DEBT TO EBITDA RATIO. Obligors will maintain a Total Funded Debt to EBITDA Ratio of not more than 1.5 to 1.0 as of the end of each fiscal quarter, calculated on a rolling four (4) quarters basis for the four (4) full fiscal quarters then ended:

                 8.2 MODIFIED QUICK RATIO. Obligors will maintain a Modified Quick Ratio of not less than 1.25 to 1.0 as of the end of each fiscal quarter.

                 8.3 INTEREST COVERAGE RATIO. Obligors will maintain an Interest Coverage Ratio of not less than 4.0 to 1.0 as of the end of each fiscal quarter, calculated on a rolling four (4) quarters basis for the four
(4) full fiscal quarters then ended.

                 8.4 CONSOLIDATED TANGIBLE NET WORTH. Obligors will maintain a Consolidated Tangible Net Worth of at least One Hundred Million Dollars ($100,000,000.00) as of June 30, 1998 and as of the end of each fiscal quarter thereafter, provided that, such minimum required Consolidated Tangible Net Worth shall be increased each fiscal quarter by an amount equal to seventy-five percent (75%) of Obligors' Net Income for the immediately preceding fiscal quarter during the term of this Agreement, commencing with the fiscal quarter ending September 30, 1998. The minimum required Consolidated Tangible Net Worth shall not be reduced by any net losses suffered by Obligors during any fiscal quarter.

                 8.5 CAPITAL EXPENDITURES. Obligors will not cause, suffer or permit Obligors' aggregate annual Capital Expenditures (not including the expenditures comprising the purchase price of Permitted Acquisitions) to exceed
(i) $15,000,000 for the six month period ended December 31, 1998, (ii) $20,000,000 for the twelve month period ended December 31, 1999, and (iii) $10,000,000 for the six month period ended June 30, 2000. Such permitted Capital Expenditures are on a non-cumulative basis as to unused or unaccrued portions for any fiscal year. However, amounts accrued in accordance with GAAP in one year but not disbursed, may be disbursed in a subsequent year and counted (without duplication) towards the Capital Expenditures limit in the year for which the accrual was made.

                 8.6 CHANGES TO FINANCIAL COVENANTS. The Bank may condition extension of the Line after the Contract Period upon revision of the foregoing financial covenants as Bank in its sole discretion may require.

           9. ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS. Obligors will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of their dealings, business and affairs, and Obligors will deliver to Bank the following:

                 9.1 ANNUAL STATEMENTS. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Obligors:

                       (a) the audited, consolidated and unaudited consolidating income and retained earnings statements of Obligors for such fiscal year,

                       (b) the audited, consolidated and unaudited consolidating balance sheet of Obligors as at the end of such fiscal year, and

                       (c) the audited, consolidated statement of cash flows of Obligors for such fiscal year,

setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments. The foregoing statements and balance sheets shall be prepared in accordance with GAAP and shall be audited by independent certified public accountants of recognized standing acceptable to Bank in the reasonable exercise of its discretion with respect to which such accountants shall deliver their unqualified opinion. Bank approves Ernst & Young as acceptable certified public accountants. Such statements shall also be certified by the chief financial officer of Obligors to be accurate.

                 9.2 QUARTERLY STATEMENTS. As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter of
Obligors:

                       (a) the consolidated and consolidating income and retained earnings statements of Obligors for such quarter;

                       (b) the consolidated and consolidating balance sheet of Obligors as of the end of such quarter; and

                       (c) the consolidated statement of cash flows of Obligors for such quarter;

setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of the previous fiscal year (if applicable), all in reasonable detail, subject to year end adjustments and certified by the chief financial officer of Obligors to be a fair representation in all material respects of the financial condition and results of operation of the Obligors for such period and to have been prepared in all material respects in accordance with GAAP.

                 9.3 ACCOUNTS RECEIVABLE STATEMENTS. Together with the quarterly statements required under SECTION 9.2, a summary schedule of the Borrowers' accounts receivable and the aging thereof, on a summary basis, all certified by the chief financial officer of Obligors to be a fair representation of accounts receivable of Obligors. Obligors will also provide Bank with all information reasonably requested by Bank with respect to any account debtor.

                 9.4 AUDIT REPORTS. Promptly upon receipt thereof, one copy of each other report submitted to any Obligor, by independent accountants, including management letters, "comment" letters, in connection with any annual, interim or special audit report made by them of the books of any Obligor.

                 9.5 SEC AND OTHER REPORTS. Promptly upon their becoming available, (a) any effective registration statement (other than a registration statement on Form S-8) and all related materials being publicly filed in connection with any securities offering of any Obligor, if any, (b) one copy of each financial statement, report, notice or proxy statement sent by any Obligor to its creditors and stockholders generally and of each regular or periodic report, and any effective registration statement (other than a registration statement on Form S-8) or final prospectus filed by any Obligor with any securities exchange or the Securities and Exchange Commission or any successor agency, (c) copies of any orders in any proceedings to which any Obligor is a party, issued by any governmental agency, Federal or state, having jurisdiction over any Obligor which would have a material adverse effect on the Collateral, assets, business, operations or financial condition of an Obligor or its ability to perform its obligations under the Loan Documents, and (d) any press releases issued by any Obligor.

                 9.6 REQUESTED INFORMATION. With reasonable promptness, all such other data, information and projections in respect of the condition, operation and affairs of any Obligor as Bank may reasonably request from time to time.

                 9.7 COMPLIANCE CERTIFICATES. Within the periods provided in SECTIONS 9.1 AND 9.2 above, a certificate of the chief financial officer of
Obligors: (a) stating that, to the best of such officer's knowledge after due inquiry, Obligors have observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether Obligors were operating in compliance with the financial covenants in SECTION 8 of this Agreement, and (c) certifying that, to the best of such officer's knowledge after due inquiry, as of the date of such certification, there does not exist any Event of Default or Default. Such certificate will be in the form of EXHIBIT "B" attached hereto.

                 9.8   ACCOUNTANT'S CERTIFICATE.  Within the period provided in
SECTION 9.1, a report of the independent public accountants who render an opinion with respect to the financial statements referred to therein, stating that they have reviewed the terms of this Agreement and that in making the examinations necessary to their certification mentioned in SECTION 9.1, they have reviewed the accounts and condition of Obligors during the accounting period covered by their certificate and that such review did not disclose the existence of any condition or event which constitutes a Default or Event of Default (or that such conditions or events existed, describing them).

                 9.9 PROJECTIONS AND CASH FLOW. As soon as available and in any event prior to the end of each fiscal year of Obligors, projected consolidated income statement, balance sheet and cash flow statement of Obligors on a quarterly basis for the next succeeding four (4) fiscal quarters prepared by the chief financial officer of Obligors. Obligors covenant that
(a) all projections required by this section shall be prepared by the chief financial officer of Obligors and shall represent the best available good faith estimate of Obligors regarding the course of Obligors' business for the period covered thereby; (b) the assumptions set forth in the projections delivered hereafter shall be reasonable and realistic based on then current economic conditions; and (c) Obligors shall have no knowledge at the time of delivery of future projections of any reason why Obligors shall not be able to meet the performance levels set forth in said projections.

           10.   ENVIRONMENTAL REPRESENTATIONS AND COVENANTS.

                 10.1 REPRESENTATIONS. Obligors represent to Bank that to the best of Obligors' knowledge: (a) the Environmental Affiliates are in compliance in all material respects with all Environmental Requirements and Obligors have no knowledge of any circumstances which may prevent or interfere with such compliance in the future; (b) the Environmental Affiliates have all material licenses, permits, approvals and authorizations required under applicable Environmental Requirements; (c) there are no pending or threatened claims against any of the Environmental Affiliates or any of their assets related to the failure to comply with any Environmental Requirements, or any facts or circumstances which could give rise to such a claim; (d) no facility or property now or previously owned, operated or leased by any Environmental Affiliate is an Environmental Cleanup Site; (e) no Environmental Affiliate has treated, stored, transported, handled or disposed of Special Materials at or adjacent to any Environmental Cleanup Site; (f) there are no liens or claims for cost reimbursement outstanding or threatened against any Environmental Affiliate or any of their assets, or any facts or circumstances which could give rise to such a lien or claim; and (g) there are no facts or circumstances which, under the provisions of any Environmental Requirements, could restrict in any material respect the use, occupancy or transferability of any of the Collateral or any of the facilities owned, leased or operated by any Environmental Affiliate.

                 10.2 REAL PROPERTY. Obligors represent and warrant to Bank that, to the best of Obligors' knowledge, there are no Special Materials presently located on or, to the best of their knowledge, near any real property owned, leased or operated by any Environmental Affiliate (collectively, "REAL PROPERTY") except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance in all material respects with all Environmental Requirements. Obligors represent to Bank that, to the best of Obligors' knowledge, the Real Property is not now being used nor, to the best of their knowledge, has it ever been used in the past for activities involving Special Materials, including but not Limited to the use, generation, collection, storage, treatment, or disposal of any Special Materials except for Special Materials which are and have at all times been treated, stored, transported, handled and disposed of in compliance in all material respects with all Environmental Requirements. Without limiting the generality of the foregoing, the Real Property is not being used nor, to the best of Obligors' knowledge, have they ever been used in the past for a landfill, surface impoundment or other area for the treatment, storage or disposal of solid waste (including solid waste such as sludge).

           Obligors and the Bank hereby acknowledge and agree that they have received a report entitled Phase I and Environmental Assessment covering real property in Victoria, Texas, (the "REPORT"), prepared by Southern Ecology Management, Inc. and Miller Environmental Service, Inc. (the "CONSULTANTS") pursuant to which the Consultants describe certain matters that may affect the environmental remediation obligations of UTI and Triad related to the acquisition of Southland. The representations and warranties of the Obligors with respect to compliance with environmental laws set forth in this Agreement are hereby qualified by the terms and content of the Report. The Obligors represent and warrant that compliance with the terms and recommendations in the Report will not materially and adversely affect the business, financial condition or results of operations of the Obligors taken as a whole.

                 10.3 COVENANT REGARDING COMPLIANCE. Obligors shall take or cause all Environmental Affiliates to take, at Obligors' and such Environmental Affiliate's sole expense, such actions as may be necessary to comply in all material respects with all Environmental Requirements, as hereinafter defined. If any Environmental Affiliate shall fail to take such action, Bank may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so. All sums so advanced or paid, including all sums advanced or paid by Bank in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, attorney's fees, fines, or other penalty payments, shall be at once repayable by Obligors and all sums so advanced or paid shall become a part of the Bank Indebtedness.

           The Environmental Affiliates will maintain all licenses, permits, approvals and authorizations required under applicable Environmental Requirements. In connection with off-site treatment, storage, handling, transportation or disposal of Special Materials, the Environmental

Affiliates will conduct such activities only at facilities and with carriers who operate in compliance with all Environmental Requirements and will obtain certificates of compliance or disposal from all contractors retained in connection with such activities.

                 10.4 NOTICES. In the event Obligors become aware of any past, present or future facts or circumstances which have given rise or could give rise to a claim against any Environmental Affiliate related to a failure to comply with any Environmental Requirements, Obligors will promptly give Bank notice thereof, together with a written statement of an officer of Obligors setting forth the details thereof and the action with respect thereto taken or proposed to be taken by the Environmental Affiliates.

                 10.5 INDEMNITY. Obligors agree to indemnify, defend and hold harmless Bank, its parents, subsidiaries, successors and assigns, and any officer, director, shareholder, employee, Affiliate or agent of Bank, for all loss, liability, damage, cost and expenses, including, without limitation, attorney's fees and disbursements (including the reasonable allocated cost of in-house counsel and staff) arising from or related to (a) the release of any Special Materials at any facility at any time owned, leased or operated by any Obligor or any Environmental Affiliate, (b) the release of any Special Materials treated, stored, transported, handled, generated or disposed of by or on behalf of any Obligor or any Environmental Affiliate, at any third party owned site, (c) any claim against Borrowers or any Environmental Affiliate that they have failed to comply with all Environmental Requirements, and (d) the breach by Obligors of any representation or covenant in this SECTION 10.

                 10.6 TESTING. Bank shall have the right from time to time to designate such persons ("Environmental Consultants") as Bank may select to visit, inspect, examine and test all properties owned, leased or operated by and all products and wastes generated, treated, stored, transported, handled or disposed of by or on behalf of any Environmental Affiliate, for the purpose of investigating compliance with Environmental Requirements, any actual or potential claims related thereto, and any condition which could result in potential liability, cost or expenses to the Bank. Obligors will permit, and will cause all Environmental Affiliates to permit, such Environmental Consultants to have access to all of such properties, products and wastes and all books, records and reports related to compliance by the Environmental Affiliates with all Environmental Requirements. Obligors will supply, and will cause all Environmental Affiliates to supply, Bank or the Environmental Consultants with all information, records, correspondence, audits, reviews and materials related to compliance by the Environmental Affiliates with all Environmental Requirements and will make available to Bank or the Environmental Consultants appropriate personnel employed by or consultants retained by the Environmental Affiliates having knowledge of such matters.

           The cost of such visits, inspections, examination and tests shall be borne by the Obligors. In the event Bank pays such costs, such sums shall be at once repayable by Obligors and all sums so advanced or paid by Bank shall become part of the Bank Indebtedness. Notwithstanding the foregoing, the Bank shall have no obligation to perform any tests, examinations or inspections or to monitor the Environmental Affiliates' compliance with all Environmental Requirements.

                 10.7 SURVIVAL. The representations and covenants of Obligors contained in this SECTION 10, including without limitation the indemnification obligation of Obligors, shall survive the occurrence of any event whatsoever, including the payment of the Bank Indebtedness or any investigation by or knowledge of Bank.

                 10.8  DEFINITIONS.  For purposes of the foregoing:

                       (a) "ENVIRONMENTAL CLEANUP SITE" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Requirements.

                       (b) "ENVIRONMENTAL REQUIREMENTS" means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

                       (c) "SPECIAL MATERIALS" means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction. Special Materials shall include, without limitation:
(i) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended or any similar state or local law), (ii) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

           11. CONDITIONS OF CLOSING. The obligation of Bank to make available the Line is subject to the performance by Obligors of all of their agreements to be performed hereunder and to the following further conditions (any of which may be waived by Bank):

                 11.1 LOAN DOCUMENTS. Obligors and all other required persons and entities will have executed and delivered to Bank the Loan Documents.

                 11.2 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Obligors set forth in the Loan Documents and the Subordinated Debt Loan Documents will be true at and as of the date hereof, except for such representations and warranties that are by their express terms limited to a specific prior date.

                 11.3 NO DEFAULT. No condition or event shall exist or have occurred which would constitute a Default or Event of Default hereunder or under the Subordinated Loan Documents.

                 11.4 PROCEEDINGS AND DOCUMENTS. All proceedings taken by Obligors in connection with the transactions contemplated by this Agreement and all documents incident to such transactions shall be satisfactory in form and substance to Bank and Bank's counsel, and Bank shall have received all documents or other evidence which it reasonably may request in connection with such proceedings and transactions. Each Obligor shall have delivered to Bank a certificate, in form and substance satisfactory to Bank, dated the date hereof and signed on behalf of that Obligor by an officer of that Obligor, certifying
(a) true copies of the Articles of Incorporation and Bylaws of that Obligor in effect on such date, (b) true copies of all corporate actions taken by that Obligor relative to the Loan Documents, and (c) the names, true signatures and incumbency of the officers of that Obligor authorized to execute and deliver this Agreement and the other Loan Documents. Bank may conclusively rely on such certificate unless and until a later certificate revising the prior certificate has been received by Bank.

                 11.5 DELIVERY OF OTHER DOCUMENTS. The following documents shall have been delivered by or on behalf of Obligors to Bank, all of which must be in form and content satisfactory to Bank:

                       (a)   GOOD STANDING CERTIFICATES.   A good standing
certificate certifying to the good standing and corporate status of each Obligor in its state of incorporation, good standing/foreign qualification certificates from all other jurisdictions in which Borrowers are required to be qualified to do business, as the Bank may require.

                       (b)   AUTHORIZATION DOCUMENTS.  Evidence of
authorization of each Obligor's execution and full performance of this Agreement, the Loan Documents and all other documents and actions required hereunder.

                       (c) OPINION OF COUNSEL. An opinion of counsel for Obligors in form and content satisfactory to Bank, covering matters related to the laws of Pennsylvania, Oklahoma, Texas, Delaware (as to corporate law matters only) and such other jurisdictions as required by Bank.

                       (d)   LIEN SEARCH.   Copies of record searches
(including UCC searches and judgments, suits, tax and other lien searches) confirming that Bank has a first priority security interest in the Collateral, acceptable to Bank.

                       (e) OTHER DOCUMENTS. Such other documents as may be required by Bank.

                 11.6  NON-WAIVER OF RIGHTS.   By completing the closing
hereunder, or by making advances hereunder, Bank does not thereby waive a breach of any warranty or representation made by any Obligor hereunder or any agreement, document, or instrument delivered to Bank or otherwise referred to herein, and any claims and rights of Bank resulting from any breach or misrepresentation by any Obligor are specifically reserved by Bank.

           12. CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES. Subsequent advances and issuances of letters of credit under the Line shall be conditioned upon the following conditions and each request by an Obligor for an advance or issuance of a letter of credit shall constitute a representation by Obligors to Bank that each condition has been met or satisfied:

                 12.1 REPRESENTATIONS AND WARRANTIES. All representations and warranties of Obligors contained herein or in the Loan Documents shall be true at and as of the date of such advance as if made on such date, and each request for an advance shall constitute reaffirmation by Obligors that such representations and warranties are then true.

                 12.2 NO DEFAULT. No condition or event shall exist or have occurred at or as of the date of such advance which would constitute a Default or Event of Default hereunder.

                 12.3 OTHER REQUIREMENTS. Bank shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Bank may reasonably request.

           13.   DEFAULT AND REMEDIES.

                 13.1 EVENTS OF DEFAULT. The occurrence and continuation, of any one or more of the following events shall constitute an Event or Events of Default hereunder:

                       (a) The failure of Obligors to pay any amount of principal or interest on the Line Note, or any fee or other sums payable hereunder, or any other Bank Indebtedness on the date on which such payment is due, whether on demand, at the stated maturity or due date thereof, or by reason of any requirement for the prepayment thereof, by acceleration or otherwise, provided that, with respect to payments of sums other than principal and interest, such failure to pay continues unremedied for a period of ten (10) days after such sums are first due;

                       (b) The failure of any Obligors to duly perform or observe any obligation, covenant or agreement on its part contained herein or in any other Loan Document, provided that, notwithstanding the foregoing, Obligors' failure to comply with the provisions of SECTIONS 7.4, 7.11, 7.12 (other than the requirement that insurance coverage be maintained at all times), 9.3 AND 9.9 shall not constitute an Event of Default hereunder unless such failure to comply continues unremedied for a period of fifteen (15) days after the earlier of (i) any Obligor receives notice from Bank of such failure, or (ii) a responsible officer of any Obligor has actual notice of such failure;

                       (c) The failure of any Obligor to pay any Indebtedness for borrowed money in excess of One Million Dollars ($1,000,000.00) due to any third Person (including without limitation the Subordinated Term Loan) or the existence of any other event of default under any loan, security agreement, mortgage or other agreement providing for loans or credit extensions in excess of One Million Dollars ($1,000,000.00) pertaining thereto binding an Obligor after the expiration of any notice and/or grace periods permitted in such documents;

                       (d) The failure of any Obligor to pay or perform any other material obligation to Bank under any other agreement or note, not constituting a Loan Document, after the expiration of any notice and/or grace periods permitted in such documents;

                       (e) The adjudication of any Obligor as a bankrupt or insolvent, or the entry of an Order for Relief any Obligor or the entry of an order appointing a receiver or trustee for any Obligor of any of their property or approving a petition seeking reorganization or other similar relief under the bankruptcy or other similar laws of the United States or any state or any other competent jurisdiction;

                       (f) A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law is filed by or against any Obligor or any Obligor makes an assignment for the benefit of creditors, or any Obligor takes any action to authorize any of the foregoing;

                       (g) The suspension of the operation of any Obligor's present business (except as permitted under SECTION 7.7(C)), or any Obligor becoming unable to meet its debts as they mature, or the admission in writing by any Obligor to such effect, or any Obligor calling any meeting of all or any material portion of its creditors for the purpose of debt restructure;

                       (h) All or any part of the Collateral or any material part of the other assets of any Obligor are attached, seized, subjected to a writ or distress warrant, or levied upon, or come within the possession or control of any receiver, trustee, custodian or assignee for the benefit of creditors;

                       (i) The entry of a final judgment for the payment of money against any Obligor which, within ten (10) days after such entry, shall not have been discharged or execution thereof stayed pending appeal or shall not have been discharged within five (5) days after the expiration of any such stay;

                       (j) Any representation or warranty of any Obligor in any of the Loan Documents is discovered to be untrue in any material respect or any statement, certificate or data furnished by any Obligor pursuant hereto is discovered to be untrue in any material respect as of the date as of which the facts therein set forth are stated or certified;

                       (k) Any Obligor voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

                       (l) Any Obligor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency, the effect of which order restricts an Obligor from conducting all or any material part of its business;

                       (m) A material breach by any Obligor occurs under any material agreement, document or instrument, whether heretofore, now or hereafter existing between any Obligor and any other Person;

                       (n) A material and adverse change occurs in the operations, management or financial condition of the Obligors taken as a whole or in the value of the Collateral;

                       (o) The Collateral or the prospects of the payment of the Bank Indebtedness is jeopardized or impaired in any material respect or Bank otherwise deems itself insecure with respect to any Obligor's ability to pay the Bank Indebtedness or otherwise perform hereunder;

                       (p) Any material uninsured damage to, or loss, theft, or destruction of, any of the Collateral occurs;

                       (q) Any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty loss occurs resulting in the cessation or substantial curtailment of production or other revenue producing activities at any facility of any Obligor for more than thirty (30) consecutive days;

                       (r) The loss, suspension, revocation or failure to renew any license or permit now held or hereafter acquired by any Obligor, which loss, suspension, revocation or failure to renew might have a material adverse effect on the business, profits, assets or financial condition of the Obligors taken as a whole;

                       (s) Any change in the stock ownership of any Obligor (other than (i) a change in stock ownership of UTI, or (ii) or a change in ownership as permitted under SECTION 7.20); any issuance of stock, debentures, warrants or other Equity Securities of any Obligor (other than (A) any issuance of stock, debentures, warrants or other Equity Securities of UTI, or (B) any issuance of stock, debentures, warrants or other equity securities permitted under SECTION 7.20); or any pledge of the stock of any Obligor (other than UTI) to any Person other than the Bank;

                       (t) Any breach by any Obligor or any creditor of their obligations under any subordination agreement now or hereafter executed in favor of Bank, including without limitation, the Subordination Agreement;

                       (u) The validity or enforceability of this Agreement or any of the Loan Documents is contested by any Obligor or any stockholder of any Obligor; or any Obligor denies that it has any or any further liability or obligation hereunder or thereunder; or

                       (v) The continuing failure of any Borrower to perform any obligation under the Subordinated Debt Loan Documents regardless of whether any Subordinated Lender shall declare an event of default to have occurred as a result thereof, or the occurrence and continuation of any event of default or event which with the giving of notice, passage of time or both would constitute an event of default under the Subordinated Debt Loan Documents.

                 13.2 REMEDIES. At the option of the Bank, upon the occurrence and during the continuance of an Event of Default:

                       (a) The entire unpaid principal of the Line, all other Bank Indebtedness, or any part thereof, all interest accrued thereon, all fees due hereunder and all other obligations of Obligors to Bank hereunder or under any other agreement, note or otherwise arising will become immediately due and payable without any further demand or notice;

                       (b) The Line will be terminated and Obligors will receive no further extensions of credit thereunder;

                       (c) Bank may increase the interest rate on the Bank Indebtedness to the Default Rate, without notice;

                       (d) Bank may enter any premises occupied by any Obligor and take possession of the Collateral and any records relating thereto;

                       (e) Bank may exercise each and every right and remedy granted to it under the Loan Documents, under the Uniform Commercial Code and under any other applicable law or at equity; and/or

                       (f) Bank may exercise each and every right and remedy under the Subordination Agreement.

           If an Event of Default occurs under SECTION 13.1(E) or (F), all Bank Indebtedness shall become immediately due and payable.

                 13.3 SALE OR OTHER DISPOSITION OF COLLATERAL. The sale, lease or other disposition of the Collateral, or any part thereof, by Bank after an Event of Default may be for cash, credit or any combination thereof, and Bank may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Bank Indebtedness then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Bank may cause the Collateral to remain on any Obligor's premises or otherwise or to be removed and stored at premises owned by other persons, at Obligors' expense, pending sale or other disposition of the Collateral. Obligors, at Bank's request, shall assemble the Collateral consisting of inventory and tangible assets and make such assets available to Bank at a place to be designated by Bank. Bank shall have the right to conduct such sales on any Obligor's premises, at any Obligor's expense, or elsewhere, on such occasion or occasions as Bank may see fit. Any notice required to be given by Bank of a sale, lease or other disposition or other intended action by Bank with respect to any of the Collateral which is deposited in the United States mail, postage prepaid and duly addressed to Obligors at the address specified in SECTION 14 below, at least five (5) Business Days prior to such proposed action, shall constitute fair and reasonable notice to Obligors of any such action. The net proceeds realized by Bank upon any such sale or other disposition, after deduction for the expenses of retaking, holding, storing, transporting, preparing for sale, selling or otherwise disposing of the Collateral incurred by Bank in connection therewith and all other costs and expenses related thereto including attorney fees, shall be applied in such order as Bank, in its sole discretion, elects, toward satisfaction of the Bank Indebtedness. Bank shall account to Obligors for any surplus realized upon such sale or other disposition, and Obligors shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Bank's security interest in the Collateral. Obligors agree that Bank has no obligation to preserve rights to the Collateral against any other parties.
Bank is hereby granted a license or other right to use, after an Event of Default, without charge, any Obligor's labels, general intangibles, intellectual property, equipment, real estate, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any inventory or other Collateral and Obligors' rights under all contracts, licenses, approvals, permits, leases and franchise agreements shall inure to Bank's benefit. Bank shall be under no obligation to marshall any assets in favor of any Obligor or any other party or against or in payment of any or all of the Bank Indebtedness.

                 13.4 ACTIONS WITH RESPECT TO ACCOUNTS. Each Obligor hereby irrevocably makes, constitutes and appoints Bank (and any of Bank's designated officers, employees or agents) as its true and lawful attorney-in-fact, with full power of substitution, with power to sign its name and to take any of the following actions, in its name or the name of Bank, as Bank may determine, without notice to any Obligor and at Obligors' expense:

                       (a) Verify the validity and amount of or any other matter relating to the Collateral by mail, telephone, telecopy or otherwise;

                       (b) Upon the occurrence of an Event of Default, notify all account debtors that Obligors' accounts have been assigned to Bank and that Bank has a security interest therein;

                       (c) Upon the occurrence of an Event of Default, direct all account debtors to make payment of all Obligors' accounts directly to Bank and forward invoices directly to such account debtors;

                       (d) Upon the occurrence of an Event of Default, take control in any manner of any cash or non-cash items of payment or proceeds of such accounts;

                       (e) Upon the occurrence of an Event of Default, notify the United States Postal Service to change the address for delivery of mail addressed to any Obligor to such address as Bank may designate;

                       (f) Upon the occurrence of an Event of Default, have access to any lockbox or postal boxes into which any Obligor's mail is deposited and receive, open and dispose of all mail addressed to any Obligor (any sums received pursuant to the exercise of the rights provided in SECTIONS 13.4(A) through (E) above may, at Bank's option, be deposited in a cash collateral account);

                       (g) Upon the occurrence of an Event of Default, take control in any manner of any rejected, returned, stopped in transit or repossessed goods relating to any accounts;

                       (h) Upon the occurrence of an Event of Default, enforce payment of and collect any accounts, by legal proceedings or otherwise, and for such purpose Bank may:

                             (i)   Demand payment of any accounts or direct any
account debtors to make payment of accounts directly to Bank;

                             (ii)  Receive and collect all monies due or to
become due to any Obligor;

                             (iii) Exercise all of any Obligor's rights and
remedies with respect to the collection of accounts;

                             (iv)  Settle, adjust, compromise, extend, renew,
discharge or release the accounts;

                             (v)   Sell or assign the accounts on such terms,
for such amount and at such times as Bank deems advisable;

                             (vi)  Prepare, file and sign any Obligor's name or
names on any Proof of Claim or similar document in any proceeding filed under federal or state bankruptcy, insolvency, reorganization or other similar law as to any account debtor;

                             (vii) Prepare, file and sign any Obligor's name or
names on any Notice of Lien, Claim of Mechanic's Lien, Assignment or Satisfaction of Lien or Mechanic's Lien or similar document in connection with the Collateral;

                             (viii) Endorse the name of each Obligor upon any
chattel papers, documents, instruments, invoices, freight bills, bills of lading or similar documents or agreements relating to the accounts or goods pertaining thereto or upon any checks or other media of payment or evidences of a security interest that may come into Bank's possession;

                             (ix)  Sign the name of each Obligor to
verifications of accounts and notices thereof sent by account debtors to such Obligor; or

                             (x)   Take all other actions necessary or
desirable to protect any Borrower's or Bank's interest in the accounts.

Obligors ratify and approve all acts of said attorneys and agree that said attorneys shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable. Obligors agree to assist the Bank in the collection and enforcement of Obligors' accounts and not to hinder, delay or impede the Bank in its collection or enforcement of said accounts.

                 13.5 SET-OFF. Without limiting the rights of Bank under applicable law, Bank has and may exercise a right of set-off, a lien against and a security interest in all property of any Obligor now or at any time in Bank's possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account with Bank, as security for all Bank Indebtedness. At any time and from time to time following the occurrence of an Event of Default or any Default, Bank may without notice or demand, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit of any Obligor against any or all of the Bank Indebtedness and each Obligor's obligations under the Loan Documents. Bank shall use its best efforts to provide to the Obligors prompt written notice of the exercise of any set-off rights, provided that the failure of Bank to provide such notice shall not limit or affect the validity or effectiveness of such set-off.

                 13.6  TURNOVER OF PROPERTY HELD BY BANK.   Each Obligor
irrevocably authorizes any Affiliate of Bank, upon and following the occurrence of an Event of Default, at the request of Bank and without further notice, to turnover to Bank any property of any Obligor held by such Affiliate, including without limitation, funds and securities for any Obligor's account and to debit, for the benefit of Bank, any deposit account maintained by any Obligor with such Affiliate (even if such deposit account is not then due or there results a loss or reduction of interest or the imposition of a penalty in accordance with law applicable to the early withdrawal of time deposits), in the amount requested by Bank up to the amount of the Bank Indebtedness, and to pay or transfer such amount or property to Bank for application to the Bank Indebtedness.

                 13.7 DELAY OR OMISSION NOT WAIVER. Neither the failure nor any delay on the part of Bank to exercise any right, remedy, power or privilege under the Loan Documents upon the occurrence of any Event of Default or otherwise shall operate as a waiver thereof or impair any such right, remedy, power or privilege. No waiver of any Event of Default shall affect any later Event of Default or shall impair any rights of Bank. No single, partial or full exercise of any rights, remedies, powers and privileges by the Bank shall preclude further or other exercise thereof. No course of dealing between Bank and Obligors shall operate as or be deemed to constitute a waiver of Bank's rights under the Loan Documents or affect the duties or obligations of Obligors.

                 13.8 REMEDIES CUMULATIVE; CONSENTS. The rights, remedies, powers and privileges provided for herein shall not be deemed exclusive, but shall be cumulative and shall be in addition to all other rights, remedies, powers and privileges in Bank's favor at law or in equity. Whenever the Bank's consent or approval is required or permitted, such consent or approval shall be at the sole and absolute discretion of Bank.

                 13.9 CERTAIN FEES, COSTS, EXPENSE EXPENDITURES AND INDEMNIFICATION. Each Obligor agrees to pay on demand all costs and expenses of Bank, consisting of:

                       (a) all costs and expenses in connection with (i) the preparation, review, negotiation, execution, delivery and administration of the Loan Documents, and the other documents to be delivered in connection therewith, or any waivers, consents, amendments, extensions and increases to any of the foregoing, (ii) the preparation for, negotiations regarding, consultations concerning, or the defense or prosecution of legal proceedings involving any claims made or threatened against Bank arising out of or related to the Loan Documents, the transactions contemplated hereunder as to the protection of any of the Collateral, or (iii) obtaining any appraisals or reappraisals of Collateral, periodic lien searches and tax clearance certificates, as Bank in its discretion deems necessary (including in all cases, without limitation, reasonable attorney's fees and expenses);

                       (b) all losses, costs and expenses in connection with the interpretation, enforcement, protection and preservation of the Bank's rights or remedies under the Loan Documents, or any other agreement relating to any Bank Indebtedness, or in connection with legal advice relating to the rights or responsibilities of Bank (including without limitation court costs, reasonable attorney's fees, reasonable expenses of accountants and appraisers and the cost of all appeals); and

                       (c) any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of the Loan Documents, and all liabilities to which Bank may become subject as the result of delay in paying or omission to pay such taxes.

           In the event any Obligor shall fail to pay taxes, insurance, assessments, costs or expenses which it is required to pay hereunder, or fails to keep the Collateral free from security interests or lien (except as expressly permitted herein), or fails to maintain or repair the Collateral as required hereby, or otherwise breaches any obligations under the Loan Documents, Bank in its discretion, may make expenditures for such purposes and the amount so expended (including attorney's fees and expenses, filing fees and other charges) shall be payable by Obligors on demand and shall constitute part of the Bank Indebtedness.

           With respect to any amount required to be paid by Obligors under this Section, in the event Obligors fail to pay such amount on demand, Obligors shall also pay to Bank interest thereon at the Default Rate.

           Obligors agree to indemnify and hold harmless, Bank and Bank's officers, directors, shareholders, employees and agents, from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not such Person is a party to any litigation), including attorney's fees and costs and costs of investigation, document production, attendance at depositions or other discovery with respect to or arising out of this Agreement, the use of any proceeds advanced hereunder, the transactions contemplated hereunder, or any claim, demand, action or cause of action being asserted against any Obligor or any of its Affiliates.

           Obligors' obligations under this Section shall survive termination of this Agreement and repayment of the Bank Indebtedness.

                 13.10 TIME IS OF THE ESSENCE. Time is of the essence in Obligors' performance of their obligations under the Loan Documents.

                 13.11 INDEMNIFICATION. Obligors, jointly and severally shall indemnify, defend and hold Bank, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, deficiencies, judgments, penalties, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission to act, event or transaction related or attendant thereto and including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel, except that Obligors shall not be required to indemnify, defend or hold harmless Bank from or against any such loss, claim, damage, liability, deficiency, judgment, penalty or cost to the extent that the undertaking to indemnify, pay and hold harmless set forth in this section may be unenforceable because it violates any law or public policy, or results from Bank's gross negligence or wilful misconduct. Obligors shall pay the maximum portion which it is permitted to pay under applicable law to Bank in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Bank Indebtedness and the termination or non-renewal of this Agreement.

           14. COMMUNICATIONS AND NOTICES. All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

                 To Obligors:

                       UTI Energy Corp.
                       16800 Greenspoint Park, Suite 225N
                       Houston, TX  77060
                       Attention:  P. Blake Dupuis, Chief Financial Officer

                 To Bank:

                       Mellon Bank, N.A.
                       Plymouth Meeting Executive Campus
                       610 West Germantown Pike, Suite 200
                       Plymouth Meeting, PA 19462
                       Attention:  Stephen Wilus, Vice President

           ALL "PAYMENT IN FULL" CHECKS OR OTHER MEDIA OF PAYMENT MUST BE SENT TO BANK ONLY TO THE ABOVE ADDRESS.

           15. DEFINITIONS. The following words and phrases as used in capitalized form in this Agreement, whether in the singular or plural, shall have the meanings indicated:

            ACCOUNTING TERMS. As used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP.

            "ACQUISITION PURCHASE PRICE LIMIT" means as follows:

                   (a) $40,000,000.00 if the Obligors' Total Funded Debt to EBITDA Ratio at such time is less than 1.0 to 1.0.

                   (b) $35,000,000 if the Obligors' Total Funded Debt to EBITDA Ratio at such time is greater than or equal to 1.0 to 1.0.

            Notwithstanding the foregoing, the Acquisition Purchase Price Limit shall be unlimited as to dollar amount if at least 75% of the purchase price to be paid as part of the applicable acquisition is paid by the issuance of Equity Securities of an Obligor.

            "AFFILIATE", as to any Person, means each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question.

            "BANK INDEBTEDNESS" shall mean all liabilities, obligations and Indebtedness of any Obligor to Bank, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all obligations to reimburse Bank for payments made by Bank pursuant to any letter of credit issued for the account or benefit of any Obligor by Bank, all liabilities and risk exposure related to cash management services provided by Bank, rate swap agreements, and funds clearinghouse services, all other obligations or undertakings now or hereafter made by or for the benefit of any Obligor to or for the benefit of Bank under any other agreement, promissory note or undertaking now existing or hereafter entered into by any Obligor with Bank, including, without limitation, all obligations of any Obligor to Bank under the Line, the Line Note, the Loan Documents and any documents executed in connection therewith, or under any guaranty or surety agreement, including, without limitation, the Surety Agreements, and all obligations of any Obligor to immediately pay to Bank the amount of any overdraft on any deposit account maintained with Bank, together with all interest and other sums payable in connection with any of the foregoing.

            "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in Pennsylvania are authorized by law to close.

            "CAPITAL EXPENDITURES" means any expenditure that would be classified as a capital expenditure on a financial statement prepared in accordance with GAAP, provided that capital expenditures shall not include Permitted Acquisitions.

            "CAPITALIZED LEASES" means all lease obligations which have been or should be, in accordance with GAAP, capitalized on the books of the lessee.

            "CAPITALIZED LEASE OBLIGATIONS" means all amounts payable with respect to a Capitalized Lease.

            "CHANGE OF CONTROL"  shall  mean  the occurrence  of both  of  the
 following:   (a)  Remy Capital Partners III and  its Affiliates as a group
 (collectively, "REMY") shall cease to be the largest beneficial owner of the total voting power of all issued and outstanding shares of the capital stock of UTI (or successor thereto) entitled to vote generally in the election of directors; and (b) any Person or group (within the meaning of Rule 13d-5 as in effect on the date hereof under the Securities Exchange
 Act of 1934, as amended) shall be the beneficial owner, directly or indirectly, through a purchase, merger, consolidation or other acquisition transaction of more than 35% of the total voting power of all issued and outstanding shares of the capital stock of UTI (or successor thereto) entitled to vote generally in the election of directors; provided however that a Person shall not be deemed to have beneficial ownership of the shares of UTI solely by reason of one or more of (i) the granting of a proxy or agreement to such Person to vote in a particular manner in connection with a transaction of the type described in clause (b), (ii) the granting of a revocable proxy to such Person in connection with a matter to be considered by stockholders of UTI, (iii) that Person's ownership of a right to purchase or acquire stock in connection with such Person's purchase of stock of UTI from UTI or Remy, or (iv) by reason of the ownership of an underwriter of shares of the capital stock of UTI in connection with a public offering of such shares; provided further that, in the case of subclauses (i), (ii) and (iii), no payment or consideration in the form of cash or property shall have been received in connection with such grants or purchases.

            "CHANGE IN CONTROL PREPAYMENT DATE" shall have the meaning set forth therefor in SECTION 4.3.

            "COLLATERAL" shall have the meaning set forth therefor in SECTION
 5.3.
            "CONSOLIDATED TANGIBLE NET WORTH", shall mean, at any time, the amount by which all assets of Obligors, excluding (a) intangible assets, as that term would be defined under GAAP, and (b) leasehold improvements, exceed all of Obligors' liabilities, as would be shown on a consolidated balance sheet of Obligors prepared as of such date in accordance with GAAP.

            "CONSULTANTS" shall have the meaning set forth therefor in SECTION 10.2.

            "CONTRACT PERIOD" shall have the meaning set forth therefor in
 SECTION 2.1.

            "CORPORATION" means a corporation, partnership, trust, unincorporated organization, association, joint stock company, limited liability company or other legal entity.

            "DEFAULT" means any event which with the giving of notice, passage of time or both would constitute an Event of Default.

            "DEFAULT RATE " shall have the meaning set forth therefor in
 SECTION 3.2.

            "EBITDA" for any period means Net Income of Obligors for such period, plus Taxes accrued by Obligors in such period, plus Interest Expenses accrued by Obligors in such period, plus depreciation, depletion and amortization expenses of Obligors accrued for such period, all determined in accordance with GAAP and on a consolidated basis.

            "ENVIRONMENTAL AFFILIATE" means Obligors and any other Person for whom any Obligor at any time has any liability (contingent or otherwise) with respect to any claims arising out of the failure of Obligors or such Person to comply with all applicable Environmental Requirements.

            "EQUITY SECURITIES" shall mean, for any Person, such Person's common stock, preferred stock, warrants, options or other rights to acquire common stock or preferred stock of such Person, and all securities of such Person convertible into or exchangeable for common stock or preferred stock of such Person.

            "ERISA" shall have the meaning set forth therefor in SECTION 6.16.

            "EVENT OF DEFAULT" means each of the events specified in SECTION
 13.1.

            "FRAUDULENT TRANSFER LAWS" shall have the meaning set forth therefor in SECTION 2.3.

            "GAAP" means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

            "INDEBTEDNESS", as applied to a Person, means:

                   (a) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

                   (b) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

                   (c) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

            "INTEREST COVERAGE RATIO" means the ratio calculated as of the end of each fiscal quarter of the Obligors, equal to Obligors' (a) Net Income for the applicable four (4) quarters then ended, to (b) Interest
 Expenses for the applicable four (4) quarters then ended, all determined on a consolidated basis in accordance with GAAP.

            "INTEREST EXPENSE", as applied to Obligors, means for any period, the amount of interest accrued on Indebtedness by Obligors for such period, determined in accordance with GAAP.

            "LIBOR BASED RATE"  means with respect  to advances  under the Line accruing  interest at a LIBOR Based Rate  as permitted hereunder,  for any day during each Rate Period the per annum rate of interest (computed on a basis of a year of 360 days and actual days elapsed) determined by Bank by adding (a) the per annum rate of interest estimated in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rate per annum for deposits, in an amount of U.S. Dollars comparable to the amount of principal relating to such Rate Period and having maturities comparable to such Rate Period, offered to major money center banks in the London interbank market at or about 11:00 a. m., London time, two (2) London business days prior to
 such Rate  Period, plus  (b) one hundred fifty (150)  basis points.   In the
 event that the LIBOR Based Rate is unavailable or cannot be ascertained, Bank shall have the right to designate the LIBOR Based Rate on such basis as it shall reasonably determine.

            "LINE" shall have the meaning set forth therefor in SECTION 2.1.

            "LINE NOTE" shall have the meaning set forth therefor in SECTION
 2.1.

            "LINES OF BUSINESS" means (a) the provision of drilling or workover services, (b) the provision of other oilfield services to Persons in the oil and gas industry, and (c) the manufacture, production, distribution or sale of any products for use in the oil and gas industry.

            "LOAN ACCOUNT" shall have the meaning set forth therefor in SECTION 4.12.

            "LOAN DOCUMENTS" means this Agreement, the Line Note, the Surety Agreements, the Subordination Agreement, the UCC-1 Financing Statements and all other documents, executed or delivered by Obligors in connection therewith or in connection with the Prior Loan Documents which may still survive, as they may be amended from time to time.

            "MODIFIED QUICK RATIO" means, at any date of determination, the ratio of (a) the sum of the Obligors' cash and accounts receivable on such date to (b) the sum of the outstanding principal balance of the Line on such date, plus the undrawn amount of all letters of credit issued for the account of any Obligor under the Line on such date.

            "NET INCOME" means, as of the date of determination, consolidated net income (or loss) of Obligors after income and franchise taxes and shall have the meaning given such term by GAAP, provided that there
 shall be specifically excluded  therefrom, without duplication:   (a) losses
 from the sale of capital assets, (b) gains in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in any one fiscal year from the sale of capital assets, (c) net income of any Person (other than an Obligor) in which any Obligor has an ownership interest, unless received by such Obligor in a cash distribution, and (d) any gains arising from extraordinary items, as defined by GAAP.

            "NOTE PURCHASE AGREEMENT" means the Note Purchase Agreement executed in connection with the Subordinated Term Loan.

            "NOTIFICATION" means telephonic notice (which shall be irrevocable) by Borrowers to Bank that Borrowers have requested that the LIBOR Based Rate shall apply to some portion of the principal amount of the Line in accordance with the provisions of SECTION 3.1, which notice shall be given no later than 10:00 a.m. Philadelphia time, on the day which is at least three (3) Business Days prior to the day (which shall be a day on which Bank is open for business) on which such election is to become effective, which notice shall specify (a) the principal amount to be subject to such LIBOR Based Rate; (b) whether such amount is a new advance, a renewal of a previous request of such rate, a conversion from one interest rate to another, or a combination thereof; (c) the Rate Period selected; and
 (d) the date on which  such request is to become effective (which  date shall
 be a  date selected  in accordance with  SECTION 3.1(A).   Borrowers agree  to
 confirm each telephonic Notification in writing delivered to Bank by telecopy by the close of business on the date the Notification is given.

            "PBGC" shall have the meaning set forth therefor in SECTION 6.16.

            "PERMITTED ACQUISITIONS" means the acquisitions permitted under
 SECTION 7.7.

            "PERSON" means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

            "PLAN" shall have the meaning set forth therefor in SECTION 6.16.

            "PRIME RATE" means the annual interest rate established from time to time by Bank and generally known by Bank as its "prime rate", whether published by it publicly or only for the internal guidance of its loan officers. The Prime Rate is used merely as a pricing index and is not and should not be considered to represent the lowest or best rate available to a borrower.

            "PRIOR LINE OF CREDIT LOAN AGREEMENT" shall have the meaning set forth therefor in RECITAL A.

            "PRIOR LINE OF CREDIT LOAN DOCUMENTS" shall have the meaning set forth therefor in RECITAL B.

            "PRIOR LOAN AGREEMENTS" shall have the meaning set forth therefor in RECITAL C.

            "PRIOR LOAN DOCUMENTS" shall have the meaning set forth therefor in RECITAL C.

            "PRIOR SURETY AGREEMENTS" shall have the meaning set forth therefor in RECITAL B.

            "RATE PERIOD" means  for any portion  of principal of the Line for which Borrowers elect a LIBOR Based Rate,  the period  of time  for which
 such rate  shall apply  to such  principal.   Rate Periods  for principal
 accruing interest at the LIBOR Based Rate shall be for periods of one, two or three months and for no other length of time, provided that no Rate Period may extend beyond the expiration of the Contract Period for the Line.

            "REPORT" shall have the meaning set forth therefor in SECTION 10.2.

            "SOUTHLAND" means Southland Drilling Company, Ltd.

            "SUBORDINATED DEBT LOAN DOCUMENTS"  means  all  of   the  documents
 executed and delivered in connection with the Subordinated Term Loan, including without limitation, the Note Purchase Agreement, the $25,000,000.00 Note, the Subordination Agreement and the Warrant Agreement.

            "SUBORDINATED LENDERS" means collectively Canpartners Investment IV, LLC and its permitted successors and assigns.

            "SUBORDINATED TERM LOAN" means the subordinated term loan in the face amount of $25,000,000 extended by the Subordinated Lenders to certain of the Obligors in accordance with the terms of the Subordinated Debt Loan Documents.

            "SUBORDINATION AGREEMENT" means the Subordination and Intercreditor Agreement among Obligors, the Subordinated Lenders and Bank, dated April 11, 1997 as it may be amended, modified or restated.

            "SUBSIDIARY" means a Corporation (a) which is organized under the laws of the United States or any State thereof, or any other county or jurisdiction, (b) which conducts substantially all of its business and has substantially all of its assets within the United States, and (c) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by any Obligor or one or more of its Subsidiaries.

            "SURETY AGREEMENTS" shall have the meaning set forth therefor in
SECTION 5.2.

            "TAXES" means all income and other taxes, levies, imposts, deductions, charges or withholdings paid or payable by any Obligor in connection with the business, existence or other activities of such Obligor, and all liabilities, penalties and fees with respect thereto, determined in accordance with GAAP.

            "TERM LOAN" shall have the meaning set forth therefor in RECITAL C.

            "TERM LOAN AGREEMENT" shall have the meaning set forth therefor in RECITAL C.

            "TERM LOAN DOCUMENTS" shall have the meaning set forth therefor in RECITAL C.

            "TOTAL FUNDED DEBT" means as of the date of determination, on a consolidated basis for all Obligors, the sum of (i) all Indebtedness for borrowed money of Obligors (including without limitation the principal balance of the Line and the Subordinated Term Loan), plus (ii) the undrawn available amount of all letters of credit issued for the account of any Obligor, plus (iii) the capitalized portion (as defined by GAAP) of all Capitalized Lease Obligations of Obligors, plus (iv) all indebtedness, obligations and liabilities of others for borrowed money which any Obligor has directly or indirectly guarantied (excluding customary indemnity obligations in connection with Permitted Acquisitions) or with respect to which any Obligor is otherwise directly or indirectly liable.

            "TOTAL FUNDED DEBT TO EBITDA RATIO" means as of the date of determination the ratio of (a) Obligors' Total Funded Debt as of the date of determination to (b) Obligors' EBITDA for the four (4) fiscal quarter period then ended on the date of determination.

           16.   WAIVERS.

                 16.1 WAIVERS. In connection with any proceedings under the Loan Documents, including without limitation any action by Bank in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, Obligors waive:

                       (a) all errors, defects and imperfections in such proceedings;

                       (b) all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

                       (c) all rights to inquisition on any real estate, which real estate may be levied upon pursuant to a judgment obtained under any of the Loan Documents and sold upon any writ of execution issued thereon in whole or in part, in any order desired by Bank;

                       (d) presentment for payment, demand, notice of demand, notice of nonpayment, protest and notice of protest of any of the Loan Documents, including the Line Note;

                       (e) any requirement for bonds, security or sureties required by statute, court rule or otherwise;

                       (f) any demand for possession of Collateral prior to commencement of any suit; and

                       (g) all rights to claim or recover attorney's fees and costs in the event that any Obligor is successful in any action to remove, suspend or prevent the enforcement of a judgment entered by confession.

                 16.2 FORBEARANCE. Bank may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to any Obligor.

                 16.3 LIMITATION ON LIABILITY. Obligors shall be responsible for and Bank is hereby released from any claim or liability in connection with:

                       (a)   Safekeeping any Collateral;

                       (b)   Any loss or damage to any Collateral;

                       (c)   Any diminution in value of the Collateral; or

                       (d)   Any act or default of another Person.

           Bank shall only be liable for any act or omission on its part constituting gross negligence or wilful misconduct. In the event that Bank breaches its required standard of conduct, Obligors agree that Bank's liability shall be only for direct damages suffered and shall not extend to punitive, consequential or incidental damages. In the event any Obligor brings suit against Bank in connection with the transactions contemplated hereunder and Bank is found not to be liable, Obligors will indemnify and hold Bank harmless from all costs and expenses, including attorney's fees, incurred by Bank in connection with such suit. This Agreement is not intended to obligate Bank to take any action with respect to the Collateral or to incur expenses or perform any obligation or duty of any Obligor.

                 16.4 SUBROGATION; SUBORDINATION. Any and all rights of subrogation that any Obligor may have against another Obligor or against any collateral or security for any Bank Indebtedness, and any and all rights of contribution, indemnity and/or substitution that any Obligor may have against another Obligor shall be junior and subordinate to all Bank Indebtedness, to any rights that Bank may have against all Obligors, and to all right, title and interest that Bank may have in any such collateral or security for the Bank Indebtedness. Bank may use, sell or dispose of any item of collateral or security for the Bank Indebtedness as it sees fit without regard to any subrogation rights any Obligor may have, and upon any such disposition or sale of such collateral or security any rights of subrogation that any Obligor may have with respect to such collateral or security shall terminate.

           Until the Bank Indebtedness shall have been indefeasibly paid in full, no Obligor shall take, or permit to be taken, any action to exercise (a) any right of subrogation arising in respect of the Bank Indebtedness, (b) any right of contribution arising in respect of the Bank Indebtedness that any Obligor may have, (c) any right to enforce any remedy which Bank now has or may hereafter have against any Obligor or (d) any benefit of, and any right to participate in, any security now or hereafter held by Bank. If any amount shall be paid to any Obligor on account of such subrogation or contribution rights at any time when all Bank Indebtedness shall not have been paid in full, such amount shall be held in trust for Bank and shall forthwith be paid over to Bank to be credited and applied against the Bank Indebtedness, whether matured or unmatured, in accordance with the terms hereof.

           17. SUBMISSION TO JURISDICTION. Obligors hereby consent to the jurisdiction of any state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agree that, subject to the Bank's election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts. Obligors waive any objection which they may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waive personal service of any and all process upon them, and consent that all such service of process be made by mail or messenger directed to them
at the address set forth in SECTION 14.   Nothing contained in this SECTION 17
shall affect the right of Bank to serve legal process in any other manner permitted by law or affect the right of Bank to bring any action or proceeding against any Obligor or its property in the courts of any other jurisdiction.

           18.   MISCELLANEOUS.

                 18.1 BROKERS. The transaction contemplated hereunder was brought about and entered into by Bank and Obligors acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Obligors represent to Bank that Obligors have not committed Bank to the payment of any brokerage fee or commission in connection with this transaction. If any such claim is made against Bank by any broker, finder or agent or any other Person, Obligors agree to indemnify, defend and hold Bank harmless against any such claim, at Obligors' own cost and expense, including Bank's attorneys' fees. Obligors further agree that until any such claim or demand is adjudicated in Bank's favor, the amount claimed and/or demanded shall be deemed part of the Bank Indebtedness secured by the Collateral.

                 18.2 USE OF BANK'S NAME. No Obligor shall use Bank's name or the name of any of Bank's Affiliates in connection with any of its business or activities except as may otherwise be required by the rules and regulations of the Securities and Exchange Commission or any like regulatory body and except as may be required in its dealings with any governmental agency.

                 18.3 NO JOINT VENTURE. Nothing contained herein is intended to permit or authorize any Obligor to make any contract on behalf of Bank, nor shall this Agreement be construed as creating a partnership, joint venture or making Bank an investor in any Obligor.

                 18.4 SURVIVAL. All covenants, agreements, representations and warranties made by Obligors in the Loan Documents or made by or on their behalf in connection with the transactions contemplated herein shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Bank or on its behalf and the making by Bank of the loans or advances to Obligors. All statements contained in any certificate, statement or other document delivered by or on behalf of any Obligor pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by Obligors.

                 18.5 NO ASSIGNMENT BY OBLIGORS. No Obligor may assign any of its rights hereunder without the prior written consent of Bank, and Bank shall not be required to lend hereunder except to Obligors as they presently exist.

                 18.6  ASSIGNMENT OR SALE BY BANK.   Bank may sell, assign or
participate all or a portion of its interest in the Loan Documents and in connection therewith may make available to any prospective purchaser, assignee or participant any information relative to any Obligor in its possession, provided that, there are at no time more than six (6) other co-lenders or participants and provided further that, the amount of each co-lender's or participant's interest in the commitments under the Line and the original balance of the Line are not less than $5,000,000 in the aggregate at the time of assignment or purchase.

                 18.7 BINDING EFFECT. This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

                 18.8 SEVERABILITY. The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

                 18.9 NO THIRD PARTY BENEFICIARIES. The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

                 18.10 MODIFICATIONS. No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought.

                 18.11 HOLIDAYS. If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

                 18.12 LAW GOVERNING. This Agreement has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws of such Commonwealth, without regard to any rules or principles regarding conflict of laws or any rule or canon of construction which interprets agreements against the draftsman.

                 18.13 INTEGRATION. The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank's rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

                 18.14 EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto are hereby made a part of this Agreement.

                 18.15 HEADINGS. The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

                 18.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

                 18.17 JOINT AND SEVERAL LIABILITY. If there is more than one Obligor hereunder, all agreements, conditions, covenants and provisions of the Loan Documents shall be the joint and several obligation of each Obligor.

                 18.18 WAIVER OF RIGHT TO TRIAL BY JURY. OBLIGORS AND BANK WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF OBLIGORS OR BANK WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. OBLIGORS AND BANK AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF OBLIGORS AND BANK TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. OBLIGORS ACKNOWLEDGE THAT THEY HAVE HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT THEY FULLY UNDERSTAND ITS TERMS, CONTENT AND EFFECT, AND THAT THEY VOLUNTARILY AND KNOWINGLY AGREE TO THE TERMS OF THIS SECTION.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   FWA DRILLING COMPANY, INC.


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                                   INTERNATIONAL PETROLEUM
                                   SERVICE COMPANY


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President

(CORPORATE SEAL)

                                   TRIAD DRILLING COMPANY


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                                   UNIVERSAL WELL SERVICES, INC.


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                                   USC, INCORPORATED


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                 [SIGNATURES CONTINUED FROM THE PREVIOUS PAGE]

                                   UTI ENERGY CORP.


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                                   UTICO, INC.


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                                   PANTHER DRILLING, INC.,
                                   FORMERLY KNOWN AS
                                   VIERSEN & COCHRAN
                                   DRILLING COMPANY


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                                   J.S.M. & ASSOCIATES, INC.


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)

                                   PETERSON DRILLING COMPANY


                                   By: /s/ P. Blake Dupuis
                                      ---------------------------------------
                                           P. Blake Dupuis, Vice President
(CORPORATE SEAL)


                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                 [SIGNATURES CONTINUED FROM THE PREVIOUS PAGE]


                                   MELLON BANK, N.A.


                                   By: /s/ Stephen Wilus
                                       --------------------------------------
                                           Stephen Wilus, Vice President

                                    EXHIBITS



Exhibit "A"      -     Line Note

Exhibit "B"      -     Form of Compliance Certificate


                                   SCHEDULES



Schedule 6.3           Ownership Interests, Pledges, etc.

Schedule 6.4           Subsidiaries

Schedule 6.7           Pending or Threatened Litigation or Proceedings

Schedule 6.14 Names (including trade names) and Addresses, identifying chief executive office

Schedule 6.16          Employee Pension Benefit Plan Obligations

Schedule 6.18          Intellectual Property

Schedule 7.3           Permitted Indebtedness for Borrowed Money

Schedule 7.4           Permitted Investments and Loans

Schedule 7.9           Permitted Liens and Security Interests